Exhibit 3

Description of the Registrant and Recent Developments

This description of the Asian Infrastructure Investment Bank (“AIIB” or the “Bank”) is dated April 28, 2023 and appears as Exhibit 3 to the annual report on Form 18-K of AIIB for the fiscal year ended December 31, 2022.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION	2

ASIAN INFRASTRUCTURE INVESTMENT BANK	3
Overview	3
Legal Status	3
Membership, Capital Structure and Reserves	4

CAPITALIZATION AND INDEBTEDNESS	10

SELECTED FINANCIAL INFORMATION	11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12
Overview	12
Critical Accounting Policies	12
Internal Control over Financial Reporting	13
Income Statement	13
Balance Sheet	17
Asset Quality	18
Debt Record	18
External Auditor Work Papers	18
Related Party Transactions	20
Recent Developments	21

OPERATIONS OF AIIB	23
Ordinary Resources and Special Fund Resources	23
Financial Instruments	24
Financing Portfolio	27
Proposed Financings	33
Financing Approval Process	33
Environmental and Social Framework	36
Economic Sanctions	36
AIIB Special Funds	38
The Multilateral Cooperation Center for Development Finance	40
The Global Infrastructure Facility	40
Quality of Loan Portfolio	41

RISK MANAGEMENT	42
Risk Philosophy	42
Risk Appetite Statement	42
Risk Management Architecture	42
Three Lines of Defense	43
Capital Adequacy	43
Risk Types	44

GOVERNANCE AND ADMINISTRATION	49
Board of Governors	49
Board of Directors	54
Board Committees	58
Senior Management	59
International Advisory Panel	62
Employees	62

SELECTED DEMOGRAPHIC AND ECONOMIC DATA	63

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE ASIAN INFRASTRUCTURE INVESTMENT BANK.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Amounts in tables in this Exhibit 3 to this annual report on Form 18-K may not sum exactly due to rounding differences.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Overview

AIIB is a multilateral development bank (“MDB”) with a mandate to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, People’s Republic of China (“China”).

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

•

Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

•

Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

•

Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks designed to ensure that there is a direct link between the Bank’s mandate, mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects. In April 2021, the Bank launched its “Sustainable Development Bond Framework” which, among other things, summarizes the Bank’s sustainability commitments and the reporting that the Bank will provide on its website concerning the environmental and/or social impacts of Bank financings. The Bank’s Sustainable Development Bond Framework and, unless otherwise indicated, information available on, or accessible through, AIIB’s website is not incorporated herein by reference.

Legal Status

AIIB was established and operates under the Articles of Agreement (the “Articles of Agreement”), an international treaty to which governments are parties and which was open for signature on June 29, 2015 and entered into force on December 25, 2015. The Bank is not a private institution and does not have private shareholders.

The Articles of Agreement provide that all the powers of AIIB shall be vested in the Board of Governors of AIIB (the “Board of Governors”). The Board of Governors has delegated a broad range of operational oversight functions to the non-resident Board of Directors of AIIB (the “Board of Directors”). See “Governance and Administration.” On January 16, 2016, the Board of Governors convened its inaugural meeting in Beijing and declared the Bank open for business.

The Articles of Agreement endow AIIB with full juridical personality and, in particular, the full legal capacity (i) to contract, (ii) to acquire, and dispose of, immovable and movable property, (iii) to institute and respond to legal proceedings and (iv) to take such other action as may be necessary or useful for its purpose and activities. The Articles of Agreement provide that the Bank enjoys, in the territory of each of its members, the following immunities, exemptions and privileges:

•

The Bank enjoys immunity from every form of legal process, except in cases arising out of or in connection with the exercise of its power to raise funds, to guarantee obligations, or to buy and sell securities, in which case actions may be brought in a court of competent jurisdiction in the territory in which the Bank has an office, has appointed an agent for service of process or has issued or guaranteed securities. Moreover, no action may be brought against the Bank by a member or an instrumentality of such member; instead they have recourse to special procedures for settlement of disputes as described in the Articles of Agreement, in the by-laws and regulations of the Bank, or in contracts entered with the Bank.

•

The property and other assets of the Bank are immune from all forms of seizure, attachment or execution before delivery of a final judgment against the Bank, and from search, requisition, confiscation, expropriation or any other forceful taking by executive or legislative action. The archives of the Bank and all documents belonging to it or held by it are inviolable, regardless of location or who holds them.

•

All Governors, Directors, Alternate Governors, Alternate Directors, the President, Vice-Presidents and other officers and employees of the Bank are immune from legal process with respect to acts performed by them in their official capacity, except when the Bank waives this immunity.

•

The Bank, its assets, property, income and its operations and transactions are immune from all taxes and customs duties, and the Bank is immune from any obligation relating to the payment, withholding or collection of any tax or duty.

•	All of the property and assets of the Bank are free from restrictions, regulations, controls and moratoria of any nature (subject to the Articles of Agreement).

•

The salaries, emoluments and expenses which the Bank pays to its Directors, Alternate Directors, President, Vice-President(s) and other officers and employees of the Bank are exempt from taxation, save to the extent that a member has explicitly reserved its right to tax such payments to its nationals or citizens.

Membership, Capital Structure and Reserves

Membership

Membership in AIIB is open to members of the International Bank for Reconstruction and Development (“IBRD” or the “World Bank”) or the Asian Development Bank (“ADB”). In the case of an applicant that is not a sovereign or not responsible for the conduct of its international relations (e.g., a political subdivision such as a semi-autonomous territory), application for membership in the Bank must be presented or agreed by the member of the Bank responsible for its international relations.

In October 2014, 22 countries signed a memorandum of understanding to establish the Bank. By the end of March 2015, 57 countries committed to being part of the process to design and establish the Bank. Negotiations on the Articles of Agreement concluded on May 22, 2015 and by the end of 2015, 57 prospective members signed the Articles of Agreement. Signatories to the Articles of Agreement were required to ratify, accept or approve the Articles of Agreement no later than December 31, 2016, or such later date as determined by the Board of Governors by an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members (a “Special Majority Vote”). For those signatories that did not ratify, accept or approve the Articles of Agreement by December 31, 2016, the deadline for such ratification, acceptance or approval was extended; the current deadline is June 30, 2023.

Members of IBRD or ADB which were not signatories to the Articles of Agreement may be admitted by a Special Majority Vote of the Board of Governors. In respect of membership for non-signatories to the Articles of Agreement, the Bank has established procedures for membership. These procedures include initial informal discussions with the Corporate Secretariat of the Bank followed by a firm written expression of interest in membership addressed to the Corporate Secretary and signed by an applicant’s duly authorized person with the rank of minister or above. If the applicant receives an informal consensus for admission from the Board of Directors, the Bank would then determine the indicative terms and conditions of membership of the applicant consistent with the Articles of Agreement. At this point, a formal application would then be made by the applicant, which would be signed by the applicant’s competent authority, such as Head of Government, Head of State or Foreign Minister. Upon receipt of the membership application, the terms and conditions of membership (including the maximum number of shares of the Bank to which the applicant may subscribe) would be recommended by the Board of Directors to the Board of Governors for its approval. Following approval by a Special Majority Vote of the Board of Governors, the applicant would prepare the necessary domestic authorization and legislation to become a member, and take other steps required for membership, including making payment of a first installment for subscribed paid-in shares, appointing a Governor and Alternate Governor and assigning votes to a Director.

There are 57 signatories to the Articles of Agreement, two of which, as of February 28, 2023, had not yet ratified, approved or accepted the Articles of Agreement. Consequently, as of February 28, 2023, the Bank had 55 founding members.

As of February 28, 2023, the Bank had 92 members (47 regional and 45 non-regional). See “Table 1: Membership and Capital Allocation” below.

As of February 28, 2023, the Bank also had 14 prospective members (four regional and 10 non-regional). Prospective members denote those jurisdictions whose membership applications have already been approved by the Board of Governors, but that have not become members yet. As of February 28, 2023, the Bank’s prospective regional members were: Armenia, Kuwait, Lebanon and Papua New Guinea. As of February 28, 2023, the Bank’s prospective non-regional members were: Bolivia, Djibouti, Kenya, Libya, Mauritania, Nigeria, Senegal, South Africa, Togo and Venezuela. For Kuwait and South Africa, which are signatories to the Articles of Agreement, the deadline for accession is June 30, 2023, and for other prospective members, the deadline for accession is December 31, 2023, except to the extent these deadlines are extended by the Board of Governors.

If a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members (a “Super Majority Vote”). A suspended member automatically ceases to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. Other than the right of withdrawal, a suspended member is not allowed to exercise any rights under the Articles of Agreement, but remains subject to all obligations under the Articles of Agreement.

Relationships with Other International Financial Institutions

In the interest of partnership and cooperation, the Bank has signed Memoranda of Understanding that address, among other things, areas and forms of cooperation with several international financial institutions, including the African Development Bank (“AfDB”), the African Development Fund, the ADB, the Eurasian Development Bank, the European Bank for Reconstruction and Development (“EBRD”), the European Investment Bank, the European Stability Mechanism, the Inter-American Development Bank (“IDB”), the Inter-American Investment Corporation, the International Fund for Agricultural Development (“IFAD”), the Islamic Development Bank Group (“IsDB”), the New Development Bank (“NDB”), the OPEC Fund for International Development and the World Bank Group (including the IBRD, the International Development Association (“IDA”), the International Finance Corporation (“IFC”) and the Multilateral Investment Guarantee Agency). The Bank has also entered into Co-Financing Framework Agreements with certain World Bank Group entities (IBRD and IDA), ADB and EBRD.

Capital Structure

The authorized capital of the Bank consists of US$100,000,000,000 divided into paid-in shares having an aggregate par value of US$20,000,000,000 and callable shares having an aggregate par value of US$80,000,000,000. As of December 31, 2022, the members had subscribed an aggregate of US$96,964,700,000 of the Bank’s share capital, of which US$19,392,900,000 was paid-in and US$77,571,800,000 was callable.

Payment of subscribed, paid-in capital is due in five installments, except for members designated as less developed countries, which may pay in up to ten installments. As of December 31, 2022, US$19,085,769,926 had been received from members, all in convertible currency, US$214,062,155 was due but not yet received and US$93,067,919 was not yet due. Capital subscriptions may be paid in U.S. dollars or in other convertible currency. However, to the extent that a member is a less developed country, the member may pay a portion of up to 50% of each installment in the currency of the member, with the Bank having discretion as to what amount is equivalent to the full value in terms of U.S. dollars and the member maintaining the value of all such currency held by the Bank should the member’s currency depreciate in the Bank’s opinion.

The authorized capital stock of the Bank may be increased only by a Super Majority Vote.

Total voting power of each member consists of the sum of its basic votes, share votes and, in the case of a founding member, its founding member votes. A member’s basic votes equal 12% of the aggregate sum of basic votes, share votes and founding member votes of all the members, divided by the number of members. Share votes consist of the number of shares of the capital stock of the Bank subscribed to by that member. All rights, including voting rights, acquired in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank. Each founding member is allocated 600 founding member votes.

Table 1: Membership and Capital Allocation(1)

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Regional
Afghanistan	2017	86.6	0.0893%	520	—	1,471	1,991	0.1765%
Australia	2015	3,691.2	3.8067%	36,912	600	1,471	38,983	3.4562%
Azerbaijan	2016	254.1	0.2621%	2,541	600	1,471	4,612	0.4089%
Bahrain	2018	103.6	0.1068%	1,036	—	1,471	2,507	0.2223%
Bangladesh	2016	660.5	0.6812%	6,605	600	1,471	8,676	0.7692%
Brunei Darussalam	2015	52.4	0.0540%	524	600	1,471	2,595	0.2301%
Cambodia	2016	62.3	0.0643%	623	600	1,471	2,694	0.2388%
China	2015	29,780.4	30.7126%	297,804	600	1,471	299,875	26.5868%
Cook Islands	2020	0.5	0.0005%	5	—	1,471	1,476	0.1309%
Cyprus	2018	20.0	0.0206%	200	—	1,471	1,671	0.1482%
Fiji	2017	12.5	0.0129%	125	—	1,471	1,596	0.1415%
Georgia	2015	53.9	0.0556%	539	600	1,471	2,610	0.2314%
Hong Kong, China	2017	765.1	0.7891%	7,651	—	1,471	9,122	0.8088%
India	2016	8,367.3	8.6292%	83,673	600	1,471	85,744	7.6020%
Indonesia	2016	3,360.7	3.4659%	33,607	600	1,471	35,678	3.1632%
Iran	2017	1,580.8	1.6303%	9,485	600	1,471	11,556	1.0246%
Iraq	2022	25.0	0.0258%	250	—	1,471	1,721	0.1526%
Israel	2016	749.9	0.7734%	7,499	600	1,471	9,570	0.8485%
Jordan	2015	119.2	0.1229%	1,192	600	1,471	3,263	0.2893%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Kazakhstan	2016	729.3	0.7521%	7,293	600	1,471	9,364	0.8302%
Korea	2015	3,738.7	3.8557%	37,387	600	1,471	39,458	3.4983%
Kyrgyz Republic	2016	26.8	0.0276%	161	600	1,471	2,232	0.1979%
Lao PDR	2016	43.0	0.0443%	387	600	1,471	2,458	0.2179%
Malaysia	2017	109.5	0.1129%	1,095	600	1,471	3,166	0.2807%
Maldives	2016	7.2	0.0074%	72	600	1,471	2,143	0.1900%
Mongolia	2015	41.1	0.0424%	411	600	1,471	2,482	0.2201%
Myanmar	2015	264.5	0.2728%	2,116	600	1,471	4,187	0.3712%
Nepal	2016	80.9	0.0834%	728	600	1,471	2,799	0.2482%
New Zealand	2015	461.5	0.4759%	4,615	600	1,471	6,686	0.5928%
Oman	2016	259.2	0.2673%	2,592	600	1,471	4,663	0.4134%
Pakistan	2015	1,034.1	1.0665%	10,341	600	1,471	12,412	1.1004%
Philippines	2016	979.1	1.0097%	9,791	600	1,471	11,862	1.0517%
Qatar	2016	604.4	0.6233%	6,044	600	1,471	8,115	0.7195%
Russia	2015	6,536.2	6.7408%	65,362	600	1,471	67,433	5.9786%
Samoa	2018	2.1	0.0022%	21	—	1,471	1,492	0.1323%
Saudi Arabia	2016	2,544.6	2.6243%	25,446	600	1,471	27,517	2.4396%
Singapore	2015	250.0	0.2578%	2,500	600	1,471	4,571	0.4053%
Sri Lanka	2016	269.0	0.2774%	2,690	600	1,471	4,761	0.4221%
Tajikistan	2016	30.9	0.0319%	278	600	1,471	2,349	0.2083%
Thailand	2016	1,427.5	1.4722%	14,275	600	1,471	16,346	1.4492%
Timor-Leste	2017	16.0	0.0165%	160	—	1,471	1,631	0.1446%
Tonga	2021	1.2	0.0012%	12	—	1,471	1,483	0.1315%
Türkiye	2016	2,609.9	2.6916%	26,099	600	1,471	28,170	2.4975%
United Arab Emirates	2016	1,185.7	1.2228%	11,857	600	1,471	13,928	1.2349%
Uzbekistan	2016	219.8	0.2267%	2,198	600	1,471	4,269	0.3785%
Vanuatu	2018	0.5	0.0005%	5	—	1,471	1,476	0.1309%
Viet Nam	2016	663.3	0.6841%	6,633	600	1,471	8,704	0.7717%
Total Regional		73,882.0	76.1947%	731,360	21,600	69,137	822,097	72.8868%

Non-Regional
Algeria	2019	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Argentina	2021	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Austria	2015	500.8	0.5165%	5,008	600	1,471	7,079	0.6276%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Belarus	2019	64.1	0.0661%	641	—	1,471	2,112	0.1872%
Belgium	2019	284.6	0.2935%	2,846	—	1,471	4,317	0.3827%
Benin	2020	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Brazil	2020	5.0	0.0052%	50	600	1,471	2,121	0.1880%
Canada	2018	995.4	1.0266%	7,963	—	1,471	9,434	0.8364%
Chile	2021	10.0	0.0103%	100	—	1,471	1,571	0.1393%
Côte d’Ivoire	2020	5.0	0.0052%	41		1,471	1,512	0.1341%
Croatia	2021	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Denmark	2016	369.5	0.3811%	3,695	600	1,471	5,766	0.5112%
Ecuador	2019	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Egypt	2016	650.5	0.6709%	6,505	600	1,471	8,576	0.7603%
Ethiopia	2017	45.8	0.0472%	366	—	1,471	1,837	0.1629%
Finland	2016	310.3	0.3200%	3,103	600	1,471	5,174	0.4587%
France	2016	3,375.6	3.4813%	33,756	600	1,471	35,827	3.1764%
Germany	2015	4,484.2	4.6246%	44,842	600	1,471	46,913	4.1593%
Ghana	2020	5.0	0.0052%	30	—	1,471	1,501	0.1331%
Greece	2019	10.0	0.0103%	100	—	1,471	1,571	0.1393%
Guinea	2019	5.0	0.0052%	30	—	1,471	1,501	0.1331%
Hungary	2017	100.0	0.1031%	1,000	—	1,471	2,471	0.2191%
Iceland	2016	17.6	0.0182%	176	600	1,471	2,247	0.1992%
Ireland	2017	131.3	0.1354%	1,313	—	1,471	2,784	0.2468%
Italy	2016	2,571.8	2.6523%	25,718	600	1,471	27,789	2.4638%
Liberia	2021	5.0	0.0052%	40	—	1,471	1,511	0.1340%
Luxembourg	2015	69.7	0.0719%	697	600	1,471	2,768	0.2454%
Madagascar	2018	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Malta	2016	13.6	0.0140%	136	600	1,471	2,207	0.1957%
Morocco	2022	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Netherlands	2015	1,031.3	1.0636%	10,313	600	1,471	12,384	1.0980%
Norway	2015	550.6	0.5678%	5,506	600	1,471	7,577	0.6718%
Peru	2022	154.6	0.1594%	1,546	—	1,471	3,017	0.2675%
Poland	2016	831.8	0.8578%	8,318	600	1,471	10,389	0.9211%
Portugal	2017	65.0	0.0670%	650	600	1,471	2,721	0.2412%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Romania	2018	153.0	0.1578%	1,530	—	1,471	3,001	0.2661%
Rwanda	2020	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Serbia	2019	5.0	0.0052%	50	—	1,471	1,521	0.1349%
Spain	2017	1,761.5	1.8166%	17,615	600	1,471	19,686	1.7454%
Sudan	2018	59.0	0.0608%	122	—	1,471	1,593	0.1412%
Sweden	2016	630.0	0.6497%	6,300	600	1,471	8,371	0.7422%
Switzerland	2016	706.4	0.7285%	7,064	600	1,471	9,135	0.8099%
Tunisia	2022	5.0	0.0052%	50	—	1,471	1,521	0.1349%
United Kingdom	2015	3,054.7	3.1503%	30,547	600	1,471	32,618	2.8919%
Uruguay	2020	5.0	0.0052%	50	—	1,471	1,521	0.1349%

Total Non-Regional		23,082.7	23.8053%	228,217	11,400	66,195	305,812	27.1132%

Grand Total		96,964.7	100.0000%	959,577	33,000	135,332	1,127,909	100.0000%

Note:

(1)	Subscription and voting figures are as of February 28, 2023.

As shown in the table above, China holds the largest percentage of voting power, with 26.5868% of the total as of February 28, 2023. Because Super Majority Votes require in part the affirmative vote of Governors representing not less than three-fourths of the total voting power of AIIB’s members, any member with over 25% of AIIB’s total voting power could effectively prevent actions requiring a Super Majority Vote from occurring. See “Governance and Administration–Board of Governors” for further information on the types of measures that require a Super Majority Vote.

Withdrawal and Suspension

Pursuant to Article 37 of the Articles of Agreement, any member may withdraw from the Bank at any time by delivering a notice to the Bank, and such withdrawal will become effective (and the withdrawing member’s membership will cease) on the date specified in the notice but no sooner than six months after the date that notice is received by the Bank. At any time before the withdrawal becomes effective, the member may cancel its notice of intention to withdraw. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject as of the date of delivery of the withdrawal notice. At the time membership ceases, the Bank shall arrange for the repurchase of the withdrawing member’s shares by the Bank as a part of the settlement of accounts with such member.

Pursuant to Article 38 of the Articles of Agreement, if a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by a Super Majority Vote. See “Governance and Administration–Board of Governors.” A suspended member shall automatically cease to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. While under suspension, a member shall not be entitled to exercise any rights under the Articles of Agreement, except the right of withdrawal, but shall remain subject to all its obligations.

Reserves

Pursuant to Article 18(1) of the Articles of Agreement, the Board of Governors shall determine at least annually what part of the net income of AIIB shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth AIIB’s capitalization and indebtedness as of December 31, 2022 and does not give effect to any transaction since December 31, 2022. Since December 31, 2022 and through March 21, 2023, the date of the signing of the 2022 Audited Financial Statements (as defined below), there have been no material changes to the capitalization and indebtedness of the Bank, except for (i) the issuance by the Bank of US$2,000 million principal amount of 4.000% notes due 2028 and an aggregate amount of US$3,688.5 million equivalent of fixed rate notes and US$50.0 million of floating rate notes under AIIB’s Global Medium Term Note Programme, and (ii) the repurchase by the Bank of US$52.4 million equivalent of fixed rate notes issued prior to December 31, 2022 under AIIB’s Global Medium Term Note Programme.

As of December 31, 2022
(in thousands of US$)
Borrowings	24,475,728
Members’ equity
Paid-in capital	19,392,900
Reserves for accretion of paid-in capital receivables	(2,268)
Reserves for unrealized gain on fair-valued borrowings arising from changes in own credit risk	9,548
Retained earnings	1,065,545

Total members’ equity	20,465,725

SELECTED FINANCIAL INFORMATION

The financial information included herein as of and for the years ended December 31, 2022, December 31, 2021, December 31, 2020, December 31, 2019 and December 31, 2018 is derived from AIIB’s audited financial statements for those periods, which are included in Exhibit 2 to this annual report on Form 18-K, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2021, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2020, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2019 and Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2018, respectively. AIIB’s audited financial statements for those periods were audited by AIIB’s independent auditor PricewaterhouseCoopers. AIIB’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

AIIB’s audited financial statements as of and for the years ended December 31, 2022, December 31, 2021, December 31, 2020, December 31, 2019 and December 31, 2018 present fairly, in all material respects, the financial position of the Bank as of December 31, 2022, December 31, 2021, December 31, 2020, December 31, 2019 and December 31, 2018, respectively, and its results of operations and its cash flows for the years ended December 31, 2022, December 31, 2021, December 31, 2020, December 31, 2019 and December 31, 2018, respectively, in accordance with IFRS. At its meeting held on March 21, 2023, the Board of Directors recommended to the Board of Governors that it approve AIIB’s financial statements as of and for the year ended December 31, 2022 (the “2022 Audited Financial Statements”) pursuant to its authority under Article 23 of the Articles of Agreement. The 2022 Audited Financial Statements were approved by the Board of Governors on April 5, 2023.

The selected financial information should be read in conjunction with the Financial Statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this annual report on Form 18-K.

	Year ended December 31,
	2022	2021	2020	2019	2018

	(in thousands of US$)
Selected Profit and Loss Information
Interest income	683,925	243,692	343,148	435,550	250,761
Interest expense	(333,335)	(189,522)	(92,186)	(35,156)	—

Net interest income	350,590	54,170	250,962	400,394	250,761
Net fee and commission income/(expense)	36,215	23,263	14,775	11,911	12,654
Net gain on financial instruments measured at fair value through profit or loss	184,718	237,171	139,478	78,642	56,622
Net loss on financial instruments measured at amortized cost	(14,955)	(6,848)	(17,738)	—	—
Share of gain/(loss) on investment in associate	1,834	(217)	(441)	—	—
Impairment provision	(120,066)	(23,211)	(93,438)	(21,677)	(39,608)
General and administrative expenses	(188,166)	(164,102)	(162,789)	(125,695)	(84,737)
Net foreign exchange (loss)/gain	(60,628)	(70,081)	36,890	(315)	44

Operating profit for the year	189,542	50,145	167,699	343,260	195,736
Accretion of paid-in capital receivables	2,357	4,783	7,556	57,617	103,780

Net profit for the period	191,899	54,928	175,255	400,877	299,516
Other comprehensive income
- Items will not be reclassified to profit or loss
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	71,170	(37,919)	(23,703)	—	—

Total comprehensive income	263,069	17,009	151,552	400,877	299,516

	As of December 31,
	2022	2021	2020	2019	2018

	(in thousands of US$)
Selected Balance Sheet Information
Total assets	47,409,248	40,238,139	32,081,580	22,631,644	19,562,269
Total liabilities	26,943,523	20,072,221	11,937,823	2,645,473	49,851
Total members’ equity	20,465,725	20,165,918	20,143,757	19,986,171	19,512,418

Total liabilities and members’ equity	47,409,248	40,238,139	32,081,580	22,631,644	19,562,269

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “2022 Audited Financial Statements” in Exhibit 2 of this annual report on Form 18-K.

Overview

AIIB is an MDB with a mandate to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, China.

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

•

Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

•

Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

•

Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

Critical Accounting Policies

AIIB’s financial statements are prepared in accordance with IFRS. The financial year of the Bank begins on January 1 and ends on December 31 of each year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning with the financial year commencing on January 16, 2016, the date the Bank commenced operations. AIIB’s financial statements are prepared under the historical cost convention, except for those financial assets and liabilities measured at fair value. The financial statements are prepared on a going concern basis. AIIB’s functional and presentation currency is the U.S. dollar.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s policies. The areas involving a higher degree of judgment or complexity or areas where judgments or estimates are significant to the 2022 Audited Financial Statements are disclosed therein under Note B.

Internal Control over Financial Reporting

The management of the Bank is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS. The Bank’s control over financial reporting is reviewed by the Audit and Risk Committee of the Board of Directors, and is designed to provide reasonable assurance with respect to the preparation of financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions, systems and platforms.

The management of the Bank assessed the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2022, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Bank’s management asserts that, as of December 31, 2022, the Bank maintained effective internal control over its financial reporting as set out in the 2022 Audited Financial Statements.

PricewaterhouseCoopers was engaged to perform a reasonable assurance engagement on the assessment by the Bank’s management that the Bank maintained effective internal control over financial reporting as of December 31, 2022, as stated in its report included in Exhibit 2 of this annual report on Form 18-K.

Income Statement

Interest Income

Interest income mainly consists of (i) interest earned on cash, cash equivalents and deposits (primarily, term deposits), (ii) interest earned on loan investments, including the amortization of front-end fees and other costs related to loan origination and (iii) interest earned on bond investments.

Years Ended December 31, 2022 and 2021. AIIB’s total interest income increased to US$683.9 million for the year ended December 31, 2022 from US$243.7 million for the year ended December 31, 2021, mainly as a result of an increase in interest income earned on loan investments, on cash, cash equivalents and deposits and on bond investments. Interest income from loan investments increased to US$437.4 million for the year ended December 31, 2022 from US$160.2 million for the year ended December 31, 2021, mainly due to an increase in AIIB’s loan volume as well as higher interest rates. Interest income from cash, cash equivalents and deposits increased to US$175.5 million for the year ended December 31, 2022 from US$59.6 million for the year ended December 31, 2021, mainly due to a higher interest rate environment. Interest income from bond investments increased to US$71.0 million for the year ended December 31, 2022 from US$24.0 million for the year ended December 31, 2021, mainly as a result of an increase in bond investments combined with a higher interest rate environment.

For the year ended December 31, 2022, 64% of AIIB’s total interest income was from loan investments, 26% was from cash, cash equivalents and deposits and 10% was from bond investments. For the year ended December 31, 2021, 66% of AIIB’s total interest income was from loan investments, 24% was from cash, cash equivalents and deposits and 10% was from bond investments.

Interest Expense

Years Ended December 31, 2022 and 2021. AIIB’s interest expense increased to US$333.3 million for the year ended December 31, 2022 from US$189.5 million for the year ended December 31, 2021 mainly as a result of higher interest rates and an increase in outstanding bond issuances. During the year ended December 31, 2022, AIIB issued (i) CNY1,500 million (approximately US$224.6 million equivalent at the time of issuance) principal amount of 2.40% notes due 2025 on May 26, 2022, (ii) US$1,250 million principal amount of 3.375% notes due 2025 on June 29, 2022, (iii) US$2,000 million principal amount of 3.750% notes due 2027 on September 14, 2022, (iv) a total of US$393.3 million equivalent of fixed rate notes under AIIB’s A$ and NZ$ Debt Issuance Programme, (v) a total of US$2,780.6 million equivalent of fixed rate notes and US$500.0 million of floating rate notes under AIIB’s Global Medium Term Note Programme and (vi) US$100.0 million equivalent of floating rate notes through private placement in the local onshore market in Georgia. In addition to these issuances, during the year ended December 31, 2022, AIIB repurchased USD$115.9 million of fixed rate notes issued under its Global Medium Term Note Programme.

Net Interest Income

Net interest income is interest income less interest expense.

Years Ended December 31, 2022 and 2021. Mainly for the reasons set forth above, AIIB’s net interest income increased to US$350.6 million for the year ended December 31, 2022 from US$54.2 million for the year ended December 31, 2021.

Net Fee and Commission Income

Net fee and commission income mainly consists of loan commitment and service fees charged to borrowers less co-financing service fees paid in respect of co-financing arrangements.

Years Ended December 31, 2022 and 2021. AIIB’s net fee and commission income increased to US$36.2 million for the year ended December 31, 2022 from US$23.3 million for the year ended December 31, 2021, mainly as a result of an increase in loan commitment and service fees resulting from higher loan volumes. Loan commitment and service fees increased to US$38.4 million for the year ended December 31, 2022 from US$24.1 million for the year ended December 31, 2021.

Net Gain on Financial Instruments Measured at Fair Value through Profit or Loss

Net gain on financial instruments measured at fair value through profit or loss mainly reflects the change in fair value of AIIB’s investments in (i) bond investments of high credit quality measured at fair value through profit or loss, (ii) limited partnership funds managed by general partners that make investment decisions on behalf of the limited partners of such funds (including AIIB), (iii) money market funds, (iv) investments in trust, (v) a fixed-income portfolio managed by an external asset manager whose primary objective is to develop climate bond markets in Asia, (vi) portfolios of high credit quality securities managed by external asset managers engaged by AIIB and (vii) high credit quality certificates of deposit and commercial paper which are actively managed as part of the Bank’s treasury portfolio, as well as changes in the fair value of AIIB’s own borrowings and derivatives.

Years Ended December 31, 2022 and 2021. AIIB’s net gain on financial instruments measured at fair value through profit or loss decreased to US$184.7 million for the year ended December 31, 2022 from US$237.2 million for the year ended December 31, 2021. The net gain for the year ended December 31, 2022 was mainly due to fair value gains on AIIB’s treasury investment portfolio, which includes bond investments of high credit quality, derivatives AIIB has entered into to hedge AIIB’s investments, high credit quality certificates of deposit and commercial paper, money market funds and portfolios of high credit quality securities managed by external asset managers. The net gain for the year ended December 31, 2021 was mainly due to fair value gains on AIIB’s borrowings, certificates of deposit and investments in certain funds, offset in part by fair value losses on the derivatives AIIB has entered into to hedge AIIB’s borrowings, on the fixed-income portfolio managed by an external asset manager whose primary objective is to develop climate bond markets in Asia and on portfolios of high credit quality securities managed by external asset managers.

Net Loss on Financial Instruments Measured at Amortized Cost

Net loss on financial instruments measured at amortized cost reflects the change in amortized cost of the Bank’s investments in (i) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy managed by an external asset manager engaged by AIIB, (ii) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy, managed internally by AIIB, and (iii) a fixed-income portfolio which comprises primarily Asian infrastructure-related bonds.

Years Ended December 31, 2022 and 2021. AIIB’s net loss on financial instruments measured at amortized cost was US$15.0 million for the year ended December 31, 2022 and US$6.8 million for the year ended December 31, 2021. The net loss for the year ended December 31, 2022 mainly resulted from the disposal of certain bonds in the fixed-income portfolio which comprises primarily Asian infrastructure-related bonds. The net loss for the year ended December 31, 2021 mainly resulted from the disposal of certain bonds in the fixed-income portfolio which comprises primarily Asian infrastructure-related bonds.

Share of Gain or Loss on Investment in Associate

In April 2020, the Bank subscribed for a 30% economic interest in an entity incorporated in Singapore (the “Associate”), thereby giving the Bank significant influence over the financial and operating decisions of the Associate. Share of gain or loss on investment in associate reflects AIIB’s share in the gain or loss recognized by the Associate in the respective period.

Years Ended December 31, 2022 and 2021. AIIB’s share of gain on investment in associate for the year ended December 31, 2022 was US$1.8 million. The share of loss on investment in associate for the year ended December 31, 2021 was US$0.2 million. The share of gain on investment in associate for the year ended December 31, 2022 mainly resulted from higher operating income generated by the Associate.

Impairment Provision

AIIB uses an expected credit loss (“ECL”) model to estimate credit losses on financial assets, such as loan disbursements or bond investments, and on other instruments, such as undrawn loan commitments. AIIB recognizes an ECL allowance at each reporting date and recognizes an impairment provision (either an impairment loss or the reversal of an impairment loss) that reflects the change in the ECL allowance between such reporting date and the previous reporting date. Impairment provisions are driven in large part by changes in loan volumes, risk parameters related to macroeconomic outlook and changes in AIIB’s assessment of the credit risk of individual financings. See “Operations of AIIB–Quality of Loan Portfolio,” “Risk Management–Risk Types–Financing Credit Risk” and Notes B.3.3.6, B4.1 and D3 to the 2022 Audited Financial Statements for further discussion of the Bank’s credit quality analysis.

Years Ended December 31, 2022 and 2021. AIIB’s impairment provision was US$120.1 million for the year ended December 31, 2022, compared to US$23.2 million for the year ended December 31, 2021. The impairment provision recognized in the year ended December 31, 2022 was mainly due to (i) increases in the credit risks associated with certain non-sovereign-backed loans, (ii) the assessment as credit impaired of seven bond investments in the fixed-income portfolio, which comprises primarily Asian infrastructure-related bonds, and their transfer to Stage 3 and (iii) an increase in outstanding loan volumes. The impairment provision in 2022 was partially offset by the full repayment of certain non-sovereign-backed loans, upgrades in the credit ratings of certain borrowers, as well as changes in certain quantitative criteria for determining whether a significant increase in credit risk (“SICR”) has occurred beginning with the nine-month period ended September 30, 2022. Had these criteria not been changed, the impairment provision for the year ended December 31, 2022 would have been higher, which, in turn, would have increased the Bank’s operating loss by a commensurate amount. The Bank has determined that if these criteria had not been made, the impact to ECL, and the associated increase in the impairment provision, for the nine months ended September 30, 2022, the first period during which the changes in these criteria were made, would have been approximately US$56 million. See “Risk Management–Risk Types–Financing Credit Risk” for further information of the changes in these criteria.

The impairment provision recognized in the year ended December 31, 2021 was mainly due to (i) the assessment of a non-sovereign-backed loan as credit impaired and the transfer of such loan to Stage 3, (ii) the transfer of certain sovereign-backed loans to Stage 2 from Stage 1 and (iii) an increase in outstanding loan volumes. The impairment provision in 2021 was partially offset by an improvement in risk parameters related to the macroeconomic outlook. See “Risk Management–Risk Types–Financing Credit Risk.”

General and Administrative Expenses

General and administrative expenses mainly consist of (i) staff costs, such as short-term employee benefits, including salaries, location premiums and medical and life insurance, and costs related to AIIB’s defined contribution (i.e., retirement) plans, (ii) travel expenses, (iii) professional service expenses, (iv) IT services, (v) issuance cost in respect of borrowings, (vi) facilities and administration expenses and (vii) other expenses.

Years Ended December 31, 2022 and 2021. AIIB’s general and administrative expenses increased to US$188.2 million for the year ended December 31, 2022 from US$164.1 million for the year ended December 31, 2021, mainly due to an increase in staff costs, travel expenses, professional service expenses and costs related to IT services. Mainly as the result of the continuing ramp-up of AIIB’s organizational activities, staff costs increased to US$100.4 million for the year ended December 31, 2022 from US$81.2 million for the year ended December 31, 2021, professional service expenses increased to US$30.1 million for the year ended December 31, 2022 from US$28.3 million for the year ended December 31, 2021 and costs related to IT services increased to US$21.0 million for the year ended December 31, 2022 from US$19.4 million for the year ended December 31, 2021. Mainly as a result of a decrease in travel restrictions put in place in response to the COVID-19 pandemic, costs related to travel expenses increased to US$5.1 million for the year ended December 31, 2022 from US$1.8 million for the year ended December 31, 2021. These increases were partially offset by (i) a decrease in the issuance cost of borrowings to US$5.6 million for the year ended December 31, 2022 from US$7.0 million for the year ended December 31, 2021, caused by a decrease in the amount of issuances in the year ended December 31, 2022 compared to the year ended December 31, 2021, and (ii) a decrease in facilities and administration expenses to US$16.8 million for the year ended December 31, 2022 from US$17.8 million for the year ended December 31, 2021.

Net Foreign Exchange Loss

Net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates, of financial instruments held by the Bank that are measured at amortized cost. For financial instruments held by the Bank measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value through profit or loss. See “–Income Statement–Net Gain on Financial Instruments Measured at Fair Value through Profit or Loss.”

Years Ended December 31, 2022 and 2021. AIIB had a net foreign exchange loss of US$60.6 million for the year ended December 31, 2022, compared to a net foreign exchange loss of US$70.1 million for the year ended December 31, 2021. The net foreign exchange loss for the year ended December 31, 2022 was mainly due to the depreciation of the Euro, the Chinese yuan, the Indian rupee and the Turkish lira against the U.S. dollar and the impact such depreciations had on the U.S. dollar value of the Bank’s portfolio of local currency-denominated loans. These losses were partially offset by (i) the appreciation of the Russian ruble against the U.S. dollar and the impact such appreciation had on the U.S. dollar value of the Bank’s exposure to a Russian ruble-denominated loan and (ii) fair value movements on financial instruments held by the Bank to mitigate currency risks, namely, swaps. The net foreign exchange loss for the year ended December 31, 2021 was mainly due to the depreciation of the Euro against the U.S. dollar and the impact such depreciation had on the U.S. dollar value of the Bank’s portfolio of Euro-denominated loans. Such net foreign exchange loss was largely offset, however, by fair value gains on derivatives held by the Bank to hedge those loans (as recorded under the line item “Net Gain on Financial Instruments Measured at Fair Value through Profit or Loss”).

Operating Loss or Profit

Years Ended December 31, 2022 and 2021. Mainly for the reasons set forth above, AIIB’s operating profit increased to US$189.5 million for the year ended December 31, 2022 from US$50.1 million for the year ended December 31, 2021.

Accretion of Paid-in Capital Receivables

Paid-in capital receivables represent amounts due from the Bank’s members in respect of paid-in capital. These amounts are initially recognized at fair value, which reflects the discounted present value of future paid-in capital inflows, and subsequently measured at amortized cost. The difference between amortized cost and fair value is accounted for as a reserve under members’ equity and is accreted through the income statement using the effective interest method.

Years Ended December 31, 2022 and 2021. AIIB’s accretion of paid-in capital receivables decreased to US$2.4 million for the year ended December 31, 2022 from US$4.8 million for the year ended December 31, 2021. This decrease was mainly due to lower contractual balances in paid-in capital receivables as of January 1, 2022 compared to January 1, 2021.

Other Comprehensive Income

For financial liabilities, such as AIIB’s borrowings, that are designated at fair value through profit or loss, fair value changes attributable to changes in AIIB’s own credit risk are recognized in other comprehensive income (while other fair value changes are recognized under net gain or loss on financial instruments measured at fair value through profit or loss). Upon maturity of such financial liabilities, the recognition in other comprehensive income of fair value changes attributable to changes in AIIB’s own credit risk is reversed.

Years Ended December 31, 2022 and 2021. AIIB experienced an unrealized gain on borrowings arising from changes in AIIB’s own credit risk of US$71.2 million for the year ended December 31, 2022, compared to an unrealized loss of US$37.9 million for the year ended December 31, 2021. This change was mainly the result of the widening of the Bank’s overall credit spread against the relevant benchmark discount curves, particularly the U.S. dollar and Chinese yuan discount curves, and an increase in outstanding borrowings. The widening of the Bank’s overall credit spread reflected significant volatility in financial markets in the year ended December 31, 2022, compared to the year ended December 31, 2021.

Total Comprehensive Income

Years Ended December 31, 2022 and 2021. Mainly for the reasons set forth above, AIIB’s total comprehensive income increased to US$263.1 million for the year ended December 31, 2021 from US$17.0 million for the year ended December 31, 2021.

Balance Sheet

Assets

Total assets mainly consist of (i) loan investments at amortized cost, (ii) investments at fair value through profit or loss, (iii) term deposits with initial maturities of more than three months, (iv) bond investments at amortized cost, (v) cash and cash equivalents, (vi) cash collateral receivables, (vii) derivative assets and (viii) paid-in capital receivables.

Investments at fair value through profit or loss mainly consist of (i) the Bank’s investments in portfolios of high credit quality securities managed by external asset managers engaged by AIIB and measured at fair value through profit or loss, (ii) bond investments of high credit quality measured at fair value through profit or loss and (iii) high credit quality certificates of deposit and commercial paper, which are actively managed as part of the Bank’s treasury portfolio. Bond investments at amortized cost consist of (i) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy managed by an external asset manager engaged by AIIB, (ii) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy, managed internally by AIIB, and (iii) a fixed-income portfolio which comprises primarily Asian infrastructure-related bonds. Cash and cash equivalents consist of (i) term deposits with initial maturities of three months or less, (ii) money market funds and (iii) demand deposits. Cash collateral receivables reflect the collateral paid to swap counterparties.

Assets of the Bank include high-quality liquid assets, which are defined as cash or assets that can be converted into cash at little or no loss in value.

As of December 31, 2022 and 2021. As of December 31, 2022, AIIB’s total assets were US$47,409.2 million, compared to total assets of US$40,238.1 million as of December 31, 2021. This increase resulted mainly from (i) an increase of US$5,396.0 million in loan investments at amortized cost, (ii) an increase of US$2,136.0 million in investments at fair value through profit or loss, (iii) an increase of US$2,070.1 million in bond investments at amortized cost and (iv) an increase of US$1,407.1 million in cash collateral receivables, offset in part by a decrease of US$5,079.9 in term deposits with initial maturities of more than three months. The decrease in term deposits with initial maturities of more than three months mainly reflects the Bank’s allocation of liquidity to bond investments measured at fair value and to fixed-income portfolios of high credit quality securities with a hold-to-maturity strategy and measured at amortized cost.

Liabilities

Total liabilities mainly consist of (i) borrowings, (ii) derivative liabilities and (iii) other liabilities, such as cash collateral payables, payables for unsettled trades (which are ordinary-course trades executed but not settled in advance of the reporting date), deferred interest, accrued expenses, staff costs payable and provisions.

As of December 31, 2022 and 2021. As of December 31, 2022, AIIB’s total liabilities were US$26,943.5 million, compared to total liabilities of US$20,072.2 million as of December 31, 2021. This increase resulted primarily from (i) an increase of US$5,207.9 million in borrowings (see under “–Income Statement–Interest Expense”) and (ii) an increase of US$1,723.1 million in derivative liabilities mainly associated with the increase in borrowings.

Members’ Equity

Members’ equity consists of (i) paid-in capital, (ii) retained earnings, (iii) reserves for unrealized gain/loss on borrowings measured at fair value attributable to changes in the Bank’s own credit risk and (iv) reserves for accretion of paid-in capital receivables.

As of December 31, 2022 and 2021. As of December 31, 2022, AIIB’s total members’ equity was US$20,465.7 million, compared to total members’ equity of US$20,165.9 million as of December 31, 2021. This increase mainly resulted from an increase of US$189.5 million in retained earnings, an increase of US$37.9 million in paid-in capital, as well as an increase of US$71.2 million in the unrealized gain or loss on borrowings measured at fair value arising from changes in AIIB’s own credit risk.

Asset Quality

As of December 31, 2022, no AIIB assets were categorized as overdue or written off, except for (i) a non-sovereign-backed loan that was assessed as credit impaired with a carrying amount of US$7.2 million (net of the associated ECL allowance), (ii) seven bond investments that were assessed as credit impaired with a carrying amount of US$2.3 million (net of the associated ECL allowance) and (iii) US$214.1 million of overdue contractual undiscounted paid-in capital receivables, which are not considered impaired.

Debt Record

AIIB has never defaulted on the payment of principal of, or premium or interest on, any debt obligation.

External Auditor Work Papers

There has been a continued regulatory focus in the United States on potential restrictions under national law, in particular under Chinese law, on access to audit and other information. The Sarbanes-Oxley Act of 2002 directs the U.S. Public Company Accounting Oversight Board (the “PCAOB”) to inspect PCAOB-registered public accounting firms in the United States and in other jurisdictions and authorizes the PCAOB to investigate certain potential violations by those firms and their associated persons. An inability of the PCAOB to conduct inspections in a jurisdiction would prevent the PCAOB from fully evaluating audits and quality control procedures of external auditors located in that jurisdiction, and investors in the securities of an issuer with an external auditor located in that jurisdiction would be deprived of the benefits of such PCAOB inspections. In particular, it would be more difficult to evaluate the effectiveness of the audit procedures or quality control procedures of an issuer’s external auditor as compared to auditors in jurisdictions where the PCAOB may conduct inspections, and investors and potential investors in securities of an issuer could lose confidence in the issuer’s audit procedures and financial information and the quality of its financial statements.

In connection with this concern regarding restrictions under national law on access to audit and other information, in late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the “big four” accounting firms, including the affiliate of the Bank’s external auditor. Pursuant to the terms of an agreement between the accounting firms and the SEC, the Rule 102(e) proceedings initiated by the SEC were stayed and may now be deemed dismissed. The Rule 102(e) proceedings related to the failure of these firms to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in China are not in a position lawfully to produce documents directly to the SEC because of restrictions under Chinese law, including specific directives issued by the Chinese Securities Regulatory Commission.

Also related to this concern, in July 2020, the President’s Working Group on Financial Markets (the “PWG”), in accordance with a memorandum issued by the U.S. President in June 2020, outlined recommendations to address the concern over the lack of access of the PCAOB to audit work papers due to protections under national law. Certain, though not all, of the recommendations that the PWG made in July 2020 were implemented in the Holding Foreign Companies Accountable Act (the “HFCA Act”), which was enacted in December 2020. The HFCA Act requires the SEC to prohibit securities of certain issuers (“HFCA Act Covered Issuers”) required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from being listed on U.S. securities exchanges or traded “over-the-counter” if an issuer retains an accounting firm that cannot be inspected by the PCAOB for a period of three consecutive years, beginning in 2021. The HFCA Act was amended in December 2022 to reduce this period from three consecutive years to two consecutive years. The Bank is not required to file reports under Section 13 or 15(d) of the Exchange Act and, therefore, is not an HFCA Act Covered Issuer.

In March 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. In December 2021, the SEC adopted amendments, which became effective in January 2022, to finalize these interim final rules. Pursuant to the final rules, the SEC will identify as a “Commission-Identified Issuer” any HFCA Act Covered Issuer that has filed an annual report containing an audit report issued by a PCAOB-registered accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction in which the accounting firm has a branch or office, and the SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for the required number of consecutive years, which is now two as a result of the December 2022 amendment to the HFCA Act described above. The SEC made its first identifications of certain HFCA Act Covered Issuers as Commission-Identified Issuers in March 2022. Because the Bank is not an HFCA Act Covered Issuer, it cannot be identified as a Commission-Identified Issuer.

In November 2021, the SEC approved PCAOB Rule 6100, which provides a framework for determinations by the PCAOB as to whether it is unable to inspect or investigate completely PCAOB-registered accounting firms headquartered in or with an office located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Pursuant to this rule, in December 2021, the PCAOB issued a report to notify the SEC of the PCAOB’s determinations that, as a result of positions then taken by applicable authorities, it was unable to inspect or investigate completely PCAOB-registered accounting firms headquartered in China and Hong Kong, China. The Bank’s external auditor, which is based in Hong Kong, China and is registered with the PCAOB, and the Chinese affiliate of the Bank’s external auditor, which is also registered with the PCAOB, were each identified by the PCAOB at that time as subject to these determinations. The PCAOB’s determinations included all PCAOB-registered accounting firms headquartered in China and Hong Kong, China and were therefore not limited to the Bank’s external auditor and the Chinese affiliate of the Bank’s external auditor.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. According to the PCAOB, the terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong, China.

On December 15, 2022, the PCAOB announced that it was able in 2022 to secure complete access to, and to inspect and investigate completely, PCAOB-registered public accounting firms headquartered in China and Hong Kong, China. The PCAOB vacated its determinations of December 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China and Hong Kong, China. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China and Hong Kong, China is, however, subject to uncertainty and depends on a number of factors out of the control of the Bank, the Bank’s external auditor or the Chinese affiliate of the Bank’s external auditor. In December 2022, the PCAOB announced that it was continuing to demand complete access in China and Hong Kong, China moving forward and was at that time making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and to initiate new investigations as needed. The PCAOB has also announced that it will act immediately to consider the need to issue new determinations as appropriate under the HFCA Act and the PCAOB’s rules. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination.

Separately from the Statement of Protocol, the Bank has engaged with the authorities of China, its host country, and received assurances from the Ministry of Finance of China that the authorities of China would not prevent the release of the Bank’s external auditor work papers pertaining to the Bank if the SEC were to request them during the course of an SEC investigation.

Related Party Transactions

The Bank generally considers parties to be related, including to the Bank, if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

The Bank’s related party transactions include the following as of December 31, 2022. For additional information with respect to AIIB’s related party transactions, see Note C20 to the 2022 Audited Financial Statements.

•

In accordance with Article 5 of the Headquarters Agreement entered into between the government of China and the Bank on January 16, 2016, the government of China provides a permanent office building to the Bank, free of charge.

•

Pursuant to a memorandum of understanding entered into between the municipality of Tianjin and the Bank in 2019, in accordance with Article 5 of the Headquarters Agreement, the municipality of Tianjin provides a back-up business office in Tianjin to the Bank, free of charge. In March 2021, the municipality handed over the back-up business office to the Bank.

•

The Bank approved the following financings to non-sovereign borrowers that are ultimately controlled by state-owned enterprises of China: (i) a US$250.0 million non-sovereign-backed financing to Beijing Gas Group Company Limited, (ii) a US$46.7 million non-sovereign-backed financing to Zhanatas Wind-Power Station LLP (with an effective amount of US$34.3 million as of December 31, 2022) and (iii) a US$206.5 million non-sovereign-backed financing to the Export-Import Bank of China. These financings were entered into in the ordinary course of business under normal commercial terms and at market rates.

•

The Bank approved the following sovereign-backed financings to China: (i) a US$357.9 million equivalent sovereign-backed financing to strengthen China’s public health infrastructure in combating the outbreak of COVID-19, (ii) a US$500.0 million equivalent sovereign-backed financing to increase the availability of natural gas in order to reduce coal consumption and related emissions in the region of Beijing, (iii) a US$265.7 million equivalent sovereign-backed financing to improve cross-border connectivity around Shuolong port and expand economic and trade activities between China and Viet Nam, (iv) a US$141.4 million equivalent sovereign-backed financing to improve cross-border connectivity around Zhengzhou and enhance rail freight transport efficiency between China and Europe and Central Asia, (v) a US$923.0 million equivalent sovereign-backed financing to support reconstruction projects in the municipalities of Zhengzhou, Xinxiang and Jiaozuo, in the province of Henan, in response to floods in the region and (vi) a US$138.7 million equivalent sovereign-backed financing to improve the quality and efficiency of public transport and the urban environment in five small- and/or medium-sized cities in the province of Liaoning.

•

The Bank approved a US$75.0 million investment into the Asia Investment Limited Partnership Fund, a limited partnership fund organized under the laws of Hong Kong, China, and subscribed to a limited partnership interest therein in November 2019. The fund’s main investment objective is to acquire non-controlling equity stakes in mature companies in Asia or with significant operations in Asia in infrastructure or other productive sectors, including telecommunications, transportation and energy. Other limited partners in the fund are the government of China and entities related to the government of China, including two state-owned asset management companies and a regulatory authority of one of China’s special administrative regions. The Bank will not take part in the management of the fund. Any future investments in the fund would be assessed in accordance with the Bank’s general approval process for financings. See “Operations of AIIB–Financing Approval Process.”

•

The Bank approved a US$54.0 million investment in Bayfront Infrastructure Management Pte. Ltd., an entity incorporated in Singapore, and subscribed to preferred shares in this entity. The terms of such shares provide the Bank with 30% voting power (i.e., significant influence) over the financial and operating decisions of this entity’s governing body. As of December 31, 2022, the Bank had invested in US$114.6 million of infrastructure asset-backed securities issued by this entity.

•	Other liabilities of US$34.5 million, which relate to the interest rate buy-down from the Special Fund Window. See “Operations of AIIB–AIIB Special Funds–AIIB Special Fund Window.”

Recent Developments

AIIB Response to the Conflict in Ukraine

On March 3, 2022, in response to events taking place in Ukraine, the Bank announced it would place all activities relating to Russia and Belarus on hold and under review, including all Russia- and Belarus-related projects in the Bank’s rolling investment pipeline. AIIB’s exposure to Russia and to the Russian ruble (“RUB”), including through its financing activities, borrowings and governance and administration, is limited, consisting of the following:

•

Financing activities. The Bank has one loan outstanding to a borrower in Russia, a RUB-denominated loan of RUB24 billion (approximately US$300 million as of the time of approval). The aggregate amount of this loan represents less than 1.5% of the total commitments and disbursements in AIIB’s overall loan portfolio as of February 28, 2023. This loan was approved in October 2020 and made to JSC Russian Railways (“RZD”), under the CRF (as defined below), to support RZD against adverse effects of the COVID-19 pandemic. RZD is subject to U.S. sanctions that prohibit certain dealings in certain newly issued debt or equity of RZD (issued on or after March 26, 2022). RZD is also subject to European Union sanctions that prohibit certain dealings in certain newly issued debt or equity of RZD (issued after April 12, 2022) and making new loans or credit to RZD after February 26, 2022. In the event the Bank were required to comply with these prohibitions related to RZD, they would be inapplicable to the Bank’s outstanding loan to RZD, which was fully disbursed as of December 2020. RZD is, as of March 24, 2022, also subject to an asset freeze under United Kingdom sanctions. The Bank does not believe that any transactions related to its outstanding loan to RZD will have a nexus to the United Kingdom. As of February 28, 2023, all funds in which the Bank has investments that are classified as multi-country financings have divested any securities that provided the Bank with direct or indirect exposure to Russia. As a result, the Bank has no such exposure through its investments in these funds.

•

Borrowings. AIIB has issued four series of bonds denominated in RUB under its Global Medium Term Note Programme. One of these series of bonds remains outstanding, with an aggregate amount outstanding of RUB6.7 billion (approximately US$88.8 million equivalent as of February 28, 2023), which represents less than 0.5% of AIIB’s outstanding borrowings as of February 28, 2023. All RUB-denominated bonds issued by AIIB were hedged at the time of issuance to remove the associated interest rate and foreign exchange risk. The terms and conditions of these bonds allow for the Bank to make principal or interest payments in U.S. dollars in certain circumstances, including if the RUB is not used in the international banking community.

•

Governance and administration. The Governor appointed by Russia to AIIB’s Board of Governors is currently a subject of sanctions imposed by the United States, European Union, United Kingdom and certain other jurisdictions. AIIB does not expect that these sanctions, or other sanctions that may be imposed on Governors or Directors of AIIB appointed by Russia, would be reasonably likely to affect the Bank’s operations. Neither AIIB’s Governors nor its Directors have signing authority over the Bank’s operations, and no individual Governor or Director has sole or majority decision making power with respect to the Bank. One member of AIIB’s senior management is a Russian national. This individual is not a subject of sanctions imposed by any jurisdiction.

AIIB does not have exposure to Belarus or the Belarussian ruble, other than with respect to the same governance matters and processes common to all non-regional members.

OPERATIONS OF AIIB

AIIB’s mandate is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment.

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

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Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

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Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

•

Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks designed to ensure that there is a direct link between the Bank’s mandate, mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects. In April 2021, the Bank launched its “Sustainable Development Bond Framework” which, among other things, summarizes the Bank’s sustainability commitments and the reporting that the Bank will provide on its website concerning the environmental and/or social impacts of Bank financings. The Bank’s Sustainable Development Bond Framework and, unless otherwise indicated, information available on, or accessible through, AIIB’s website is not incorporated herein by reference.

Ordinary Resources and Special Fund Resources

Operations of the Bank consist of ordinary operations financed from ordinary resources (“Ordinary Resources”) and special operations financed from special fund resources (“Special Fund Resources”).

Ordinary Resources include (i) the authorized capital stock of the Bank, comprising paid-in and callable shares of its members, (ii) funds raised by the Bank through borrowing or other means, (iii) funds received in the repayment of loans and guarantees, as returns on equity investments or from other types of financing as may be determined by the Board of Governors, (iv) income derived from loans or guarantees made from the above-mentioned funds and (v) any other funds or income received from the Bank which are not Special Fund Resources.

Special Fund Resources are (i) funds accepted by the Bank for inclusion in any special fund (a “Special Fund”), (ii) funds received in respect of loans or guarantees and proceeds of any equity investments financed from the resources of a Special Fund, (iii) income derived from the investment of resources of a Special Fund and (iv) any other resources placed at the disposal of a Special Fund. Special Funds must serve the purpose and come within the functions of the Bank and may only be used under terms and conditions consistent with such. Ordinary Resources and Special Fund Resources may separately finance elements of the same project or program. The two types of resources, however, must be held, used, committed, invested or otherwise disposed of entirely separately from each other. In no circumstances may Ordinary Resources be charged with, or used to discharge, losses or liabilities arising out of Special Fund Resources. The Bank must adopt special rules and regulations for the establishment, administration and use of each Special Fund.

As of December 31, 2022, the Bank has four Special Funds: the AIIB Project Preparation Special Fund, the AIIB Special Fund Window for Less Developed Members, the Multilateral Cooperation Center for Development Finance Special Fund and the Global Infrastructure Facility Special Fund. See “–AIIB Special Funds.”

Financial Instruments

To implement the Bank’s purpose, the Bank may provide or facilitate financing to any member, or any agency, instrumentality or political subdivision of a member, or any entity operating in the territory of a member, as well as to international or regional agencies or entities concerned with economic development of Asia. In limited circumstances, and subject to a Super Majority Vote (see “Governance and Administration–Board of Governors”), the Bank may also provide assistance to other recipients, provided such assistance (i) serves the purpose and comes within the functions of the Bank and is in the interest of the Bank’s membership and (ii) is of a type of assistance that the Bank is permitted to provide pursuant to Article 11(2) of the Articles of Agreement.

The Bank may offer a range of financial products, including loans, equity investments and guarantees of loans for economic development (either as primary or secondary obligor). The Bank may also deploy Special Fund Resources (see “–Ordinary Resources and Special Fund Resources”), technical assistance and other types of financing as may be determined by the Board of Governors.

For the Bank to agree to provide financing, the project in question must meet a variety of conditions, including the following:

•	it must have clearly defined development objectives consistent with the Bank’s purpose that permit appropriate evaluation of the project’s impact;

•	it must provide for specific productive activities necessary to meet these development objectives;

•	alternative sources of finance, in particular private capital, must be unavailable for the project on terms and conditions that the Bank considers reasonable; and

•	it must be in compliance with all applicable Bank policies.

Sovereign-backed Financing

Sovereign-backed financing refers to the following:

•	a loan to, or guaranteed by, a member of AIIB; or

•	a guarantee that:

(i) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by a borrower’s failure to make a payment under the loan; and

(ii) is accompanied by a counter-guarantee and indemnity provided by the AIIB member in whose territory the relevant project is located, in connection with such guarantee.

Sovereign-backed financings are subject to general terms and conditions that generally are uniform across all sovereign-backed borrowers.

For sovereign-backed loans, these terms and conditions include the following:

•	all loans are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time;

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pricing comprises the interest rate, front-end fee and commitment fee. For fixed-spread loans, the interest rate consists of a market-based reference rate and a fixed spread equal to a contractual lending spread, the Bank’s projected funding costs over the life of the loan and a market risk premium. For variable-spread loans, the interest rate consists of a market-based reference rate and a variable spread equal to a contractual lending spread and an actual funding cost margin. For both types of loans, depending on the maturity of the loan, a maturity premium may also be charged;

•	all loans must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years;

•

each loan that is not made to a member of the Bank must be secured by a guarantee from the relevant member. The Bank generally does not require other credit enhancements, such as security arrangements, with respect to sovereign-backed loans; and

•

all loans are governed by AIIB’s general terms and conditions that include, among other things, standard acceleration clauses that authorize the Bank, upon clearly defined events of default, to cancel the loan and/or declare payable all or part of amounts due under the loan. AIIB’s general terms and conditions for sovereign-backed loans do not include confidentiality clauses.

Sovereign-backed guarantees include the following terms and conditions:

•	all guarantees are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time;

•	all guarantees must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years (unless the Board of Directors determines otherwise);

•

pricing consists of three fees: (i) a standby (i.e., commitment) fee, (ii) a guarantee fee equal to the contractual lending spread and, if applicable, a maturity premium and (iii) a front-end fee charged based on the maximum amount of the guarantee;

•	the Bank may also charge a processing charge, as appropriate, to cover its internal and external processing costs; and

•

the member in whose territory the project is located or for whose benefit the guarantee is made is required to indemnify the Bank for any payments the Bank makes under the guarantee and for all liabilities and expenses the Bank incurs in connection with the guarantee.

The Bank may make an advance (a “Preparation Advance”) to finance preparatory activities for a project to be supported by a sovereign-backed financing. A Preparation Advance is made only when there is a strong probability that the financing for which it is granted will be extended. Granting a Preparation Advance does not obligate the Bank to finance or otherwise support the project in question. The maximum aggregate principal amount of all approved Preparation Advances for any given project may not exceed the lesser of: (i) 10% of the total estimated amount of financing for the project or (ii) US$10.0 million equivalent. The President decides whether to approve each Preparation Advance.

Non-sovereign-backed Financing

Non-sovereign-backed financing means any financing to, or for the benefit of, a private enterprise or a sub-sovereign entity (such as a political or administrative sub-division of an AIIB member or a public sector entity) that is not backed by a guarantee or counter-guarantee and indemnity provided by a member to the Bank.

Non-sovereign-backed financings may take the form of loans, guarantees, credit lines to financial intermediaries, direct equity investments or indirect equity investments. The Bank may finance out of its own funds no more than 35% of the project’s value (including interest during construction). On an exceptional basis, if co-financing is unavailable, the Board of Directors may decide to approve a higher level of financing for the project.

Non-sovereign-backed financings are subject to terms and conditions that are set in accordance with market-based principles. Pricing is based on several factors, including (i) the intrinsic and macroeconomic risks of the project, (ii) the cost of funds to the Bank and (iii) the need to earn an appropriate return on the Bank’s capital, including on funds invested in direct and indirect equity of private entities.

The Bank may offer a range of options and features to meet the specific needs of the project.

Non-sovereign-backed Loans and Guarantees; Credit Lines to Financial Intermediaries

Non-sovereign-backed loans may be offered on a limited recourse basis, backed only by the existing and future cash flows and assets of the beneficiary of the project. The Bank may also extend non-sovereign-backed loans with the credit support of a third party; for example, the Bank may have recourse to designated assets or the balance sheet of the sponsor of the project or to a bank guarantee. Non-sovereign-backed loans are typically extended as senior loans and may require certain credit enhancements, such as guarantees or security arrangements, to the extent determined appropriate by the Bank. Security arrangements may include, among other things, charges over project assets, securities or cash deposits. Subject to appropriate pricing, the Bank may also extend loans that are subordinated to the prior payment of other debt of the beneficiary of the project or subordinated in repayment in the event of the beneficiary’s bankruptcy (or both). The Bank may provide non-sovereign-backed loans in the form of loan participations or loan syndications. In a loan participation, while remaining the lender of record for the full amount of the loan, the Bank transfers full commercial and business risk with respect to a part of the amount to other lenders, allowing them to partially finance the loan. In a loan syndication, the Bank joins a syndicate of commercial banks, whereby the Bank and other members of the syndicate undertake to lend specified portions of the total loan amount. The Bank may also offer non-sovereign-backed guarantees against default regardless of the cause or against default arising from specified events.

Non-sovereign-backed loans and guarantees are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time. The Bank charges front-end fees, commitment fees (or standby fees in respect of guarantees) and fees for appraisal, prepayment, syndication or activities and services related to the financing (or guarantee fees in respect of guarantees), all typically at prevailing market rates. Unless the Board of Directors determines otherwise, the final maturity of a non-sovereign-backed loan must not exceed 18 years. Non-sovereign-backed loans are issued pursuant to market-standard documentation that includes, among other things, standard acceleration clauses that authorize the Bank, upon clearly defined events of default, to cancel the loan and/or declare payable all or part of amounts due under the loan and standard confidentiality clauses that are applicable to the Bank and the borrower.

The Bank may also extend credit lines to financial intermediaries for on-lending in respect of projects that otherwise meet the Bank’s eligibility requirements for direct financings. In these cases, the Bank’s recourse is typically to the balance sheet of the financial intermediary, but the Bank may also require an assignment, by way of security, of the sub-loans granted by the financial intermediary.

Equity Investments

The Bank may make direct equity investments in private or public sector companies. It may invest either in a new enterprise or an existing enterprise. The investment may take a variety of forms, including subscriptions to ordinary shares or preference shares (or a combination of both) or a loan convertible into equity.

The Bank’s investment may generally not exceed 30% of the company’s ownership holdings. In exceptional circumstances, the Board may decide to approve a higher, but not controlling, share or (if the Bank’s investment is in jeopardy) the Bank may take control of the company in order to safeguard its investment.

The Bank may also selectively make equity investments through financial intermediaries, such as equity funds, choosing those managed by professional managers with relevant track records and remuneration arrangements in line with market practices.

In both direct and indirect equity investments, the Bank seeks credible exit strategies.

Financing Portfolio

As of December 31, 2022, the Bank has approved 202 financings (including 168 loans, 25 investments in funds, three equity financings and six investments in fixed-income securities) with a total amount of US$38,808.2 million. This amount includes financings approved as of December 31, 2022 under the COVID-19 Crisis Recovery Facility (the “CRF”). See “–AIIB Response to the COVID-19 Pandemic.” Of these financings, 185 were approved by the Board of Directors with a total approved amount of US$37,018.9 million, and 17 were approved by the President, pursuant to his delegated authority to approve certain financings, with a total approved amount of US$1,789.3 million.

As of December 31, 2022, approved loans totaled US$34,849.2 million, of which US$13,039.0 million were committed amounts and US$17,935.1 million were disbursed amounts. Committed amounts are amounts the Bank has approved and committed to provide pursuant to legally binding documentation, but has not yet disbursed. For sovereign-backed loans, these amounts are further limited to financings for which all conditions precedent required for disbursement have been satisfied. Disbursed amounts as of December 31, 2022 are on a cash basis. Disbursed amounts included in the tables below represent the gross carrying amount of the loans (i.e., including the transaction costs and fees that are capitalized through the effective interest method). Of all approved loans as of December 31, 2022, 127 were sovereign-backed and 41 were non-sovereign-backed loans; 94 were co-financings and 74 were standalone financings.

As of December 31, 2022, approved investments in funds totaled US$2,450.0 million, of which the Bank has disbursed US$570.3 million.

As of December 31, 2022, approved equity financings totaled US$154.0 million, of which the Bank has disbursed US$97.6 million.

As of December 31, 2022, approved investments in fixed-income securities totaled US$1,355.0 million, of which the Bank has disbursed US$982.8 million.

As of December 31, 2022, approved financings (including approved financings under the CRF) span a broad range of sectors, including energy, digital infrastructure and technology, transport, urban, water, education infrastructure, economic resilience/policy-based financing (CRF), public health (CRF), finance/liquidity (CRF), rural infrastructure and agricultural development and other and, excluding multi-country financings (discussed below), would fund projects in the following members: Azerbaijan, Bangladesh, Brazil, Cambodia, China, Cook Islands, Côte d’Ivoire, Ecuador, Egypt, Fiji, Georgia, Hungary, India, Indonesia, Jordan, Kazakhstan, Kyrgyz Republic, Lao PDR, Maldives, Mongolia, Myanmar, Nepal, Oman, Pakistan, Philippines, Russia (as described under “–Recent Developments–AIIB Response to the Conflict in Ukraine,” all activities relating to Russia and Belarus are currently on hold and under review), Rwanda, Singapore, Sri Lanka, Tajikistan, Türkiye, Uzbekistan and Viet Nam. As of December 31, 2022, of the approved financings, 20 (18 investments in funds and two investments in fixed-income securities) were classified as multi-country financings.

AIIB Response to the COVID-19 Pandemic

The COVID-19 pandemic has had and continues to have an adverse impact on the global economy and on the individual economies of AIIB members. AIIB members continue their efforts to contain the COVID-19 pandemic and to mitigate the risks of long-lasting, structural harm to their economies. Developing economies, especially those with weak health care infrastructure, vulnerable macroeconomic or financial sector fundamentals or a high dependence on tourism, commodities exports or remittances, required support from the international financial community to respond to and contain the COVID-19 pandemic.

As part of a coordinated international response to counter the COVID-19 pandemic, AIIB has worked closely with other international financial institutions to create a network of support options, especially for the most vulnerable economies. Based on feedback from public and private sector partners, the Bank’s immediate assistance was required in three key areas: (i) immediate health care sector needs (including support for emergency public health responses and for the long-term sustainable development of the health care sector), (ii) economic resilience, mainly where clients require financing to supplement government measures supporting the social and economic response and recovery efforts (including infrastructure investments and investments in social and economic protection measures to prevent long-term damage to the productive capacity of the economy and to protect and restore productive capital) and (iii) investments in infrastructure and other productive sectors, mainly where clients might otherwise need to curtail long-term investments due to liquidity constraints.

The Bank has adopted a variety of measures to respond to the COVID-19 pandemic. In early April 2020, the Bank launched a US$5 billion CRF, which the Bank subsequently increased to US$5-10 billion, and then to US$13 billion due to high demand. The CRF, which is designed to adapt to emerging client needs, offers sovereign-backed and non-sovereign-backed financings for qualifying clients and projects within AIIB’s members. In March 2022, the scope was further increased to US$20 billion, and the scope of eligible CRF projects was re-focused to cover the following areas: (i) the co-financing of procurement, distribution and deployment of COVID-19 vaccines and therapeutics, (ii) the co-financing of policy-based financing for enhanced pandemic response, preparedness and recovery and (iii) the financing of essential COVID-19 emergency health care or urgent expenditure needs. As of February 28, 2023, the Bank has approved 57 financings under the CRF, totaling US$14,057.0 million.

Representative examples of approved CRF financings that are intended to address the key areas described above include the following: (i) a US$500 million sovereign-backed financing in Pakistan as part of a co-financing led by the ADB, mainly to support the deployment of countercyclical development expenditures in sectors which have been adversely impacted by the COVID-19 pandemic, (ii) a US$500 million sovereign-backed financing, as part of a co-financing led by the ADB, to assist the government of Philippines in its response to the COVID-19 pandemic by providing financial support to businesses for the creation of sustainable employment opportunities in order to improve access to employment by mitigating adverse socioeconomic impact on vulnerable groups of the population, and (iii) a US$530 million sovereign-backed financing, as part of a co-financing led by the World Bank, to support Uzbekistan’s inclusive market transition through reforms in a variety of sectors.

The table below sets out further information on the Bank’s approved CRF financings as of February 28, 2023.

Table 1: Overview of Approved Financings under the CRF
Member	Project Name	AIIB Financing	Lead Co-financier (if any)
		(in US$ million)
Azerbaijan	Republic of Azerbaijan COVID-19 Active Response and Expenditure Support Program	100.0	ADB
Bangladesh	Bangladesh COVID-19 Active Response and Expenditure Support Program	250.0	ADB
Bangladesh	Bangladesh COVID-19 Emergency and Crisis Response Facility	300.0	Standalone
Bangladesh	Bangladesh COVID-19 Emergency Response and Pandemic Preparedness Project	100.0	World Bank
Bangladesh	Bangladesh Sustainable Economic Recovery Program (Subprogram 1)	250.0	ADB
Bangladesh	Strengthening Social Resilience Program (Subprogram 2)	250.0	ADB
Cambodia	Cambodia Emergency and Crisis Response Facility	100.0	Standalone
Cambodia	Cambodia PRASAC COVID-19 Response Facility	75.0	Standalone
Cambodia	Cambodia Rapid Immunization Support Project	50.0	ADB
Cambodia	National Restoration of Rural Productive Capacity Project	60.0	Standalone
China	Emergency Assistance to China Public Health Infrastructure Project	355.0	Standalone
China	FOSUN COVID-19 Vaccine Project	100.0	IFC
Cook Islands	COVID-19 Active Response and Economic Support Program	20.0	ADB
Côte d’Ivoire	Strengthening of Vaccination and Health Systems under the COVID-19 Strategic Preparedness and Response Project	100.0	World Bank
Ecuador	Corporación Financiera Nacional COVID-19 Credit Line Project	50.0	Standalone
Egypt	Inclusive Growth for Sustainable Recovery Development Policy Financing Program	360.0	World Bank
Fiji	Sustainable and Resilient Recovery Program for Fiji	50.0	ADB
Fiji	Sustained Private Sector-Led Growth Reform Program	50.0	ADB
Georgia	Georgia Emergency COVID-19 Response Project	100.0	World Bank
Georgia	Economic Management and Competitiveness Program: COVID-19 Crisis Mitigation	50.0	World Bank
Georgia	TBC Bank COVID-19 Credit Line Project	100.0	Standalone
Hungary	Emergency Assistance for Healthcare Expenditures	216.1	Standalone
India	Creating a Coordinated and Responsive Indian Social Protection System	500.0	World Bank

India	India COVID-19 Active Response and Expenditure Support Program	750.0	ADB
India	India COVID-19 Emergency Response and Health Systems Preparedness Project	500.0	World Bank
India	India Responsive COVID-19 Vaccines for Recovery	500.0	ADB
Indonesia	Additional Financing for Emergency Response to COVID-19 Program	500.0	World Bank
Indonesia	COVID-19 Active Response and Expenditure Support Program	750.0	ADB
Indonesia	Emergency Response to COVID-19 Program	250.0	World Bank
Jordan	Inclusive Transparent and Climate Responsive Investments Program	250.0	World Bank
Kazakhstan	Kazakhstan COVID-19 Active Response and Expenditure Support Program	750.0	ADB
Kyrgyz Republic	Emergency Support for Private and Financial Sector Project	50.0	World Bank
Maldives	COVID-19 Emergency Response and Health Systems Preparedness Project	7.3	World Bank
Mongolia	Mongolia COVID-19 Rapid Response Program	100.0	ADB
Mongolia	COVID-19 Vaccine Delivery Project	21.0	ADB
Mongolia	Weathering Exogenous Shocks Program	100.0	ADB
Pakistan	Building Resilience with Countercyclical Expenditures Program	500.0	ADB
Pakistan	COVID-19 Active Response and Expenditure Support Program	500.0	ADB
Pakistan	Resilient Institutions for Sustainable Economy	250.0	World Bank
Philippines	Additional Financing: PHI Second Health System Enhancement to Address and Limit COVID-19 under Asia-Pacific Vaccine Access Facility Project (HEAL2-AF)	250.0	ADB
Philippines	COVID-19 Active Response and Expenditure Support Program	750.0	ADB
Philippines	Post-COVID-19 Business and Employment Recovery Program (Subprogram 1)	500.0	ADB
Philippines	Second Health System Enhancement to Address and Limit COVID-19 (HEAL-2)	300.0	ADB
Russia	Russian Railways COVID-19 Emergency Response Project	300.0	Standalone
Rwanda	Digital Acceleration Project (Digital Investment for Recovery, Resilience and Connectivity)	100.0	World Bank
Rwanda	Private Sector Access to Finance for Post-COVID Recovery and Resilience	100.0	World Bank
Sri Lanka	Sri Lanka COVID-19 Emergency and Crisis Response Facility	180.0	Standalone
Türkiye	Akbank COVID-19 Crisis Recovery Facility	100.0	Standalone
Türkiye	COVID-19 Credit Line Project	500.0	Standalone
Türkiye	COVID-19 Medical Emergency Response Project	82.6	EBRD
Türkiye	Eximbank COVID-19 Credit Line Project	250.0	Standalone
Türkiye	İşbank COVID-19 Credit Line Project	100.0	Standalone
Türkiye	Türkiye COVID-19 Vaccine Project under the CRF	250.0	World Bank
Uzbekistan	Advancing Uzbekistan Economic and Social Transformation Development Policy Operation	530.0	World Bank
Uzbekistan	Healthcare Emergency Response Project	100.0	ADB
Uzbekistan	National Bank of Uzbekistan COVID-19 Credit Line Project	200.0	Standalone
Viet Nam	VP Bank COVID-19 Response Facility	100.0	IFC
Total		14,057.0

AIIB is reviewing further projects to address the effects of the COVID-19 pandemic in several of its members, in some cases in collaboration with other MDBs. As of February 28, 2023, the Bank has four proposed CRF financings in the rolling investment pipeline, totaling US$1,275.0 million. Representative examples of such projects under review include the following: (i) a US$475 million sovereign-backed financing to assist the government of Oman in mitigating the impact of the COVID-19 pandemic by contributing to the modernization of healthcare facilities and the education system in Oman and (ii) a US$150 million sovereign-backed financing, as part of a co-financing led by the World Bank, to foster Jordan’s climate responsive investments and growth after the COVID-19 pandemic.

As a temporary facility put in place to address the COVID-19 pandemic in AIIB’s members, the CRF is currently open for the approval of qualifying projects until December 31, 2023. Disbursements of financings under the CRF are generally occurring more rapidly than disbursements of AIIB’s other financings.

Geographic Distribution of Loans

The following table sets forth AIIB’s loan portfolio classified by geographic distribution:

	As of December 31, 2022		As of December 31, 2021
	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio
Committed Amounts
Central Asia	999.9	8%	730.3	7%
Eastern Asia	1,619.7	13%	660.9	6%
South-Eastern Asia	1,453.5	11%	1,265.1	12%
Southern Asia	7,461.9	57%	5,664.7	55%
Western Asia	1,072.3	8%	1,383.7	13%
Oceania	—	0%	—	0%
Other Regional	—	0%	—	0%
Non-Regional	431.7	3%	583.0	6%

Total Committed	13,039.0	100%	10,287.7	100%

Disbursed Amounts(2)
Central Asia	1,426.2	8%	849.5	7%
Eastern Asia	1,318.3	7%	946.1	8%
South-Eastern Asia	3,456.9	19%	2,762.1	22%
Southern Asia	6,560.5	37%	4,407.5	35%
Western Asia	3,840.2	21%	2,867.7	23%
Oceania	120.1	1%	69.9	1%
Other Regional	332.4	2%	321.4	3%
Non-Regional	880.5	5%	197.6	2%

Total Disbursed	17,935.1	100%	12,421.8	100%

Notes:

(1)	The amounts set forth in this table include both sovereign-backed and non-sovereign-backed loans.
(2)	Disbursed amounts represent the gross carrying amount of the loans.

Loans by Sector

AIIB classifies its financings by sector and subsector. AIIB has developed the methodology for classifying financings by sector and subsector based on AIIB’s current and upcoming business focus, which reflects AIIB’s mission of “Financing Infrastructure for Tomorrow” as well as sector and non-sector strategies. The classifications were also developed by reference to sector taxonomies developed by other MDBs. AIIB recognizes that the sectors and subsectors in its classification methodology may be cross-cutting. As a result, although the classification methodology has been developed to provide a consistent approach to classifying financings, AIIB may exercise discretion in determining how to classify certain financings, including projects that may relate to more than one sector or be in new business areas. AIIB periodically reviews its classification methodology to enable it to continue to reflect AIIB’s priorities.

As a result of such a periodic review, in June 2022, AIIB introduced an updated classification methodology, under which it now classifies its financings into 13 sectors: energy, digital infrastructure and technology, transport, urban, water, health infrastructure, education infrastructure, economic resilience/policy-based financing (CRF), public health (CRF), finance/liquidity (CRF), rural infrastructure and agricultural development, other productive sectors and other. AIIB may also classify a financing as multisector.

Financings in the energy sector mainly relate to (i) conventional energy generation; (ii) renewable energy generation, including solar, wind, hydropower, geothermal, biomass and waste, as well as hybrid forms that combine energy storage and/or multiple renewable energy generation technologies; (iii) electricity transmission and distribution; (iv) energy storage; (v) hydrogen production and transportation; (vi) gas processing, storage, transportation and distribution; (vii) district heating and cooling networks; and (viii) energy efficiency and demand-side management.

Financings in the digital infrastructure and technology sector mainly relate to digital infrastructure and technology that is applicable to infrastructure, and include projects to support (i) connectivity; (ii) data processing and storage; (iii) development of new software and applications; and (iv) interfaces between users, digital services and applications through terminals and devices.

Financings in the transport sector mainly relate to (i) road connectivity and safety; (ii) railway projects; (iii) port and other waterway infrastructure; (iv) aviation; (v) urban transportation; and (vi) other issues related to transport logistics.

Financings in the urban sector mainly relate to (i) urban re-development; (ii) affordable housing; (iii) projects for the improvement of urban public services, such as street lighting, park facilities and digital public service delivery portals; (iv) integrated waste management; (v) renovation and protection of cultural heritage; (vi) urban tourism; (vii) urban resilience in the form of systems or facilities that enable cities to maintain continuity during shocks and stress; and (viii) urban integrated development in the form of multisectoral urban or suburban development initiatives, such as industrial parks, special economic zones, commercial business districts, new district development and satellite cities.

Financings in the water sector mainly relate to (i) water supply, sanitation and wastewater treatment; (ii) irrigation and drainage; (iii) water resources management; and (iv) water disaster resilience.

Financings in the health infrastructure sector mainly relate to (i) the construction, rehabilitation, upgrade and expansion of health care facilities, (ii) the digitalization of health care service, (iii) the improvement of energy efficiency and (iv) the improvement of vaccine-manufacturing processes.

Financings in the education infrastructure sector mainly relate to (i) the construction, rehabilitation, upgrade and expansion of educational facilities and (ii) the development of the digital infrastructure of schools.

The economic resilience/policy-based financing, public health and finance/liquidity sectors represent financings under the CRF. Economic resilience/policy-based financings are designed to supplement government measures supporting the social and economic response and recovery efforts (including infrastructure investments and investments in social and economic protection measures to prevent long-term damage to the productive capacity of the economy and to protect and restore productive capital) in cases such as the COVID-19 pandemic. Financings in the public health sector are designed to address immediate health care sector needs (including support for emergency public health responses and for the long-term sustainable development of the health care sector). Financings in the finance/liquidity sector mainly relate to (i) capital markets transactions; (ii) loans to financial institutions; and (iii) investment funds transactions.

Financings in the rural infrastructure and agricultural development sector mainly relate to (i) land conservation and soil management and (ii) the support of rural market infrastructure.

Financings in other productive sectors mainly relate to projects that support industry, non-urban tourism and agricultural production.

Financings in other sectors include projects that support disaster prevention and rehabilitation.

The following table sets forth AIIB’s loan portfolio by sector, as classified by AIIB in accordance with the methodology described above:

	As of December 31, 2022		As of December 31, 2021(2)
	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio
Committed Amounts
Energy	2,914.4	22%	2,622.8	25%
Digital Infrastructure and Technology	76.2	1%	119.1	1%
Transport	3,905.3	30%	2,478.1	24%
Urban	1,056.4	8%	923.5	9%
Water	2,779.2	21%	2,236.6	22%
Health Infrastructure	—	0%	—	0%
Education Infrastructure	196.4	1%	—	0%
Economic Resilience/PBF(3) (CRF)	269.4	2%	491.9	5%
Public Health (CRF)	887.0	7%	626.1	6%
Finance/Liquidity (CRF)	410.7	3%	634.9	6%
Rural Infrastructure and Agricultural Development	71.0	1%	80.2	1%
Other Productive Sectors	—	0%	—	0%
Other	67.0	1%	74.5	1%
Multisector	406.0	3%	—	0%

Total Committed	13,039.0	100%	10,287.7	100%

Disbursed Amounts(4)
Energy	3,007.5	17%	2,600.0	21%
Digital Infrastructure and Technology	133.6	1%	232.5	2%
Transport	1,373.2	8%	1,002.9	8%
Urban	854.9	5%	597.3	5%
Water	848.4	5%	210.2	2%
Health Infrastructure	—	0%	—	0%
Education Infrastructure	53.5	0%	—	0%
Economic Resilience/PBF(CRF)	6,884.3	37%	4,882.0	39%
Public Health (CRF)	2,861.5	16%	1,528.6	12%
Finance/Liquidity (CRF)	1,799.5	10%	1,260.7	10%
Rural Infrastructure and Agricultural Development	11.1	0%	1.8	0%
Other Productive Sectors	—	0%	—	0%
Other	13.0	0%	5.2	0%
Multisector	94.6	1%	100.6	1%

Total Disbursed	17,935.1	100%	12,421.8	100%

Notes:

(1)	The amounts set forth in this table include both sovereign-backed and non-sovereign-backed loans.
(2)	The figures included as of December 31, 2021 reflect the June 2022 updates to AIIB’s sector and subsector classification methodology.
(3)	PBF refers to policy-based extension financing.
(4)	Disbursed amounts represent the gross carrying amount of the loans.

Loan Maturity

As of December 31, 2022, based on the final repayment date of the loans, US$1,828.3 million of AIIB’s committed and disbursed loans is scheduled to mature through 2027, US$12,358.1 million is scheduled to mature in 2028-2038 and US$16,787.7 million is scheduled to mature from 2039 onwards.

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans (reflecting amounts that are both committed and disbursed) to AIIB’s 10 largest borrowers (including both sovereign-backed and non-sovereign-backed borrowers) as of December 31, 2022:

Borrower	Amount (in millions of US$)	As a percentage of total loan portfolio
Republic of India	7,704.9	24.88%
The People’s Republic of Bangladesh	2,986.7	9.64%
Republic of Indonesia	2,389.2	7.71%
People’s Republic of China	2,313.3	7.47%
Islamic Republic of Pakistan	2,175.4	7.02%
Republic of the Philippines	1,515.9	4.89%
Republic of Uzbekistan	1,460.6	4.72%
Republic of Türkiye	707.4	2.28%
Ministry of Finance of Kazakhstan	696.5	2.25%
Turkiye Kalkinma ve Yatirim Bankasi	606.8	1.96%

Proposed Financings

As of December 31, 2022, the Bank has 121 proposed financings in the rolling investment pipeline for 2022-2023. The rolling investment pipeline includes all proposed financings for the next 24 months (updated on a rolling basis) that have passed project screening review, have subsequently been approved for inclusion into the pipeline and have not subsequently been put on hold or otherwise removed from the rolling investment pipeline. See “–Financing Approval Process–Non-sovereign-backed Financings–Project Screening Review.”

As of December 31, 2022, the proposed financings span a broad range of sectors, including energy, economic resilience, finance/liquidity, public health, transport, urban, water, finance, ICT and other, and, excluding multi-country financings (discussed below), would fund projects in the following members: Argentina, Bahrain, Bangladesh, Brazil, Cambodia, China, Côte d’Ivoire, Egypt, Fiji, Georgia, Hong Kong, China, India, Indonesia, Kazakhstan, Lao PDR, Malaysia, Nepal, Oman, Pakistan, Philippines, Romania, Saudi Arabia, Singapore, Sri Lanka, Tajikistan, Thailand, Türkiye, Uzbekistan and Viet Nam. As of December 31, 2022, of the proposed financings, 14 (ten investments in funds, one loan and three investments in fixed-income securities) were classified as multi-country financings.

Financing Approval Process

The Bank’s financing process is guided by the Bank’s mandate, mission and thematic priorities of green infrastructure, connectivity and regional cooperation, technology-enabled infrastructure and private capital mobilization. The Bank reviews financing proposals, seeking to achieve an appropriate balance among sectors, sovereign-backed and non-sovereign-backed financings and beneficiaries. The Bank’s Environmental and Social Framework is integral to the decision-making process on all projects. See “–Environmental and Social Framework.”

Non-sovereign-backed Financings

The approval process for non-sovereign-backed financings is described below. This approval process may be simplified in certain limited circumstances, including in respect of straightforward low- or medium-risk financings that are deemed well prepared prior to concept review or follow-on or repeat financings.

Project Screening Review

The Bank receives financing ideas and proposals from a variety of entities, including project sponsors, commercial banks, government entities and development partners. Each proposed financing undergoes preliminary project review screening to determine if it aligns strategically with the Bank’s purposes and priorities. At this stage, the Bank performs an initial integrity check on the sponsor(s) and beneficiary. If the proposed financing passes initial screening, it is included in the Bank’s rolling investment pipeline. See “–Proposed Financings.”

Assessment Prior to Concept Review

At this stage, further information is gathered about key aspects of the proposed financing in order to form a judgment on whether the proposed financing broadly meets the Bank’s operating principles and warrants dedicating significant resources to its preparation. Additional integrity and compliance checks, as well as initial environmental and social due diligence, are carried out prior to concept review.

Concept Review

A concept review is held before significant resources are spent on preparation of the financing. The purposes of the concept review are to (i) confirm that the proposed financing broadly fits within the purposes, policies, strategies and priorities of the Bank, (ii) assess whether the project merits the Bank’s investment of time and resources, (iii) assess and authorize the initial resource requirements for the proposed financing, (iv) discuss possible modifications to the proposed financing to enhance its contribution to the Bank’s objectives and (v) agree on the key issues to be addressed and the approach to resolving them.

For the concept review, a concept review project document is prepared and submitted to the Investment Committee. This concept review project document includes, among other things, the following information: (i) a summary of key financing terms, (ii) a description of the underlying project, including use of proceeds of the proposed financing, (iii) brief information on the beneficiary and sponsors, including the results of the initial integrity check, (iv) a rationale for the Bank’s involvement in the proposed financing, (v) a risk assessment of the proposed financing (including an indicative risk rating, economic capital and risk-weighted return on capital of the proposed financing), (vi) an assessment of necessary funding or hedging arrangements or of any other funding issues, (vii) a preliminary analysis on the potential environmental and social impact of the proposed financing, (viii) a summary of key project issues and (ix) a timetable for next steps. At this stage, the Bank assesses the extent to which the financing involves an international waterway, a disputed area or a de facto government (as such terms are used in the Bank’s Operational Policy on International Relations).

Comprehensive Due Diligence Assessment

If the proposal passes concept review, the Bank’s team in charge of the proposed financing conducts a comprehensive assessment that is designed to inform the Bank of the following: (i) the technical and financial aspects of the proposed financing, (ii) the creditworthiness of the beneficiary and the sponsors, (iii) the environmental and social risks and potential impact of the proposed financing, (iv) any issues in connection with procurement, legal and reputational concerns and (v) other relevant characteristics of the proposed financing. As part of this assessment, the Bank carries out a detailed financial and risk analysis of the proposed financing, as well as continues its integrity due diligence. Integrity due diligence includes gathering information with respect to the beneficiary and the sponsors, such as their corporate governance structure, beneficial ownership, financial transparency and strength, compliance and integrity, including in relation to tax matters, and any sanctions concerns.

After sufficient due diligence has been completed, the Bank begins work on a term sheet (or other document serving the same purpose as a term sheet), which later forms the basis for drafting the financing agreements.

Interim Review

In case of significant new developments or complex issues, the Investment Committee may require an interim review before preparation of the financing may advance further.

Final Review

The purposes of final review are for the Investment Committee to (i) assess, based on the final review project document, whether to recommend approval of the proposed financing and on what conditions, and (ii) authorize documentation of the deal (if approval is recommended). The final review project document contains, among other things, a discussion of new issues arising after the last review and changes to business terms and the financial model and negotiated term sheet.

Approval and Preparation of Documentation

If the proposed financing passes the final review, it undergoes a policy assurance review by the Bank’s Policy and Strategy department. Typically, no later than one working day after passing final review, a project summary information document is prepared and (subject to certain limited exceptions) disclosed. At the same time, and prior to approval, the Bank seeks to confirm that there are no objections from the member in whose jurisdiction the underlying project is to be carried out.

At this stage, an approval document is prepared and, upon the President’s recommendation, submitted to the Board of Directors for approval of the proposed financing (subject to the President’s delegated authority to approve certain projects, as discussed hereafter). Effective January 1, 2019, the Board of Directors has delegated authority to the President of the Bank, in his capacity as head of Bank management, to approve certain financings. This delegation is subject to limits based on the precedent-setting nature of the financing, the existence of significant strategy or policy issues and established risk tolerance. Any single Director may also require review by the Board of Directors of the financing. The Board of Directors undertakes periodic review of the President’s use of his delegated authority.

Following such approval, the legal documentation for the financing is prepared, negotiated and signed. Effectiveness of the financing is subject to the satisfaction of all conditions precedent.

Project Implementation and Monitoring

Project implementation and monitoring begins after signing of the legal documentation. The beneficiary is responsible for implementing the underlying project in a timely manner. If needed, the beneficiary may recruit consultants to provide specialized professional services in areas such as detailed design, procurement and capacity development.

The Bank’s team in charge of the financing remains fully engaged during the implementation of the underlying project both through site visits and continuous dialogue with the beneficiary on a variety of issues, including any environmental and social concerns. As part of the monitoring process, the Bank evaluates not only the implementation of the underlying project, but also any event that would change the risk profile of such project and the beneficiary’s compliance with the covenants included in the financing agreements.

Project Completion and Evaluation

In addition to periodic reporting to the Board of Directors on material issues encountered during the implementation of the underlying project, the Bank prepares a completion report no later than six months after the full discharge of the beneficiary’s financial obligations to the Bank in connection with the financing. The report assesses the results of the underlying project and the Bank’s financing. Upon approval by the Investment Committee, the report is submitted to the Board of Directors for information.

Sovereign-backed Financings

The approval process for sovereign-backed financings is broadly similar to that for non-sovereign-backed financings. However, since these financings are made to or guaranteed by a Bank member, financing proposals are normally received from the Bank member or development partners. The Bank’s due diligence focuses on the impact of the proposed financing on the member’s fiscal sustainability, as well as on the environmental, social, fiduciary (procurement, financial management and disbursement) and other implementation aspects of the proposed financing. In addition, the Investment Committee’s final review (referred to as the “appraisal review” in the context of sovereign-backed financings) includes a determination of whether to authorize negotiations of the sovereign-backed financing documentation, which must be substantially complete before the approval of the financing is solicited (in contrast to non-sovereign-backed financings, where negotiations do not need to be completed in order to seek approval of the financing). For sovereign-backed financings, the project summary information document is typically prepared and disclosed promptly after concept review, with an update disclosed prior to consideration at appraisal review. The full project document is also disclosed (following approval of the financing), as well as the Bank’s project implementation monitoring reports for the financing.

Investment Committee

The Investment Committee is the principal forum where matters related to ordinary operations are considered. The Investment Committee is accountable to the President. Pursuant to the terms of reference of the Investment Committee, the members of the Investment Committee are:

•	the Vice President, Investment Operations (Region 2);

•	the Vice President, Investment Operations (Region 1);

•	the Vice President, Policy and Strategy;

•	the Chief Financial Officer;

•	the Chief Risk Officer; and

•	the General Counsel.

See “Governance and Administration—Senior Management” for the names, nationalities and other biographical information of the members of senior management that serve in these positions as of February 28, 2022.

Environmental and Social Framework

The Bank has established the Environmental and Social Framework, which is intended, among other things, to accomplish the following: (i) to ensure the environmental and social soundness and sustainability of projects financed (in whole or in part) by the Bank, (ii) to address environmental and social risks and impacts in Bank-financed projects, (iii) to provide a robust structure for managing operational and reputational risks of the Bank and its shareholders in relation to the environmental and social risks and impacts of Bank-financed projects, (iv) to provide a mechanism for addressing environmental and social risks and impacts in project identification, preparation and implementation and (v) to facilitate cooperation on environmental and social matters with development partners. Under the Bank’s Environmental and Social Framework, the Bank has established an Environmental and Social Policy and three associated Environmental and Social Standards, which set forth mandatory environmental and social requirements for each project financed (in whole or in part) by the Bank. In addition, the Bank has developed an environmental and social exclusion list, which sets forth activities and other items that the Bank will not knowingly finance. In furtherance of item (iv) noted above, the Bank has established a Project-affected People’s Mechanism (the “PPM”), which provides an opportunity for an independent and impartial review of submissions from people affected by the Bank’s financings who believe they have been, or are likely to be, adversely affected by the failure on the part of the Bank to implement its Environmental and Social Policy in situations where their concerns cannot be addressed satisfactorily through project-level grievance redress mechanisms or Bank management processes.

Economic Sanctions

The United Nations Security Council (the “UNSC”), the European Union and individual countries, including the United States and the United Kingdom, may impose economic sanctions and trade embargoes targeting certain countries, territories, entities and individuals. Such economic sanctions and embargo laws and regulations vary in their application with regard to countries, entities and individuals, and the scope of activities that are subjected to sanctions. These sanctions and embargo laws and regulations may be strengthened, relaxed or otherwise modified over time. Certain countries and territories (including Crimea, Cuba, the DNR and LNR regions, Iran, North Korea and Syria), entities and individuals are targeted by sanctions and embargoes imposed by the United States, and certain countries (currently Cuba, Iran, North Korea, and Syria) have been identified as state sponsors of terrorism by the U.S. Department of State.

In the case of sanctions maintained by the United States, the President of the United States generally has broad discretion to impose or remove sanctions, including pursuant to his authority under the International Emergency Economic Powers Act and the Trading with the Enemy Act. In addition, the United States may implement sanctions adopted by the UNSC in order to meet requirements imposed on member states of the United Nations. Other sanctions programs, such as certain measures related to Cuba, Iran and Russia, are specifically mandated under U.S. statutes.

U.S. sanctions may be classified as “primary” sanctions or “secondary” sanctions. Primary sanctions make certain conduct by U.S. persons and persons subject to U.S. jurisdiction, and certain activities taking place in the United States, unlawful. Secondary sanctions generally target non-U.S. persons for conduct that occurs outside of the United States, subjecting those persons to being sanctioned by the United States if they engage in specified conduct.

The Bank complies with applicable UNSC sanctions imposed under Chapter VII of the UN Charter and is mindful of and gives due regard to the restrictions contained in the various economic sanctions programs and embargo laws administered by the United States, the United Kingdom, the European Union and other jurisdictions that limit the ability of persons from doing business or trading with targeted countries, territories, entities and individuals. Although the Bank is not a U.S. person within the meaning of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and does not operate in or from the United States, the Bank transacts in the ordinary course with various commercial counterparties that are required to comply with U.S. sanctions, including those administered by OFAC. For example, such counterparties may serve as a correspondent bank for the Bank, or as another intermediary that is involved in funds flows in respect of the Bank’s loan, investment or funding operations. Furthermore, U.S. persons who are required to comply with U.S. sanctions may be employees of the Bank, or may serve as advisors or service providers to the Bank. U.S. persons also may be purchasers of securities issued by the Bank. In addition, secondary sanctions maintained by the United States may result in sanctions against the Bank if the Bank engages in targeted conduct, including facilitation of transactions and activities involving persons targeted by sanctions, including certain Iran- or Russia-related persons.

The Bank seeks to avoid violations of sanctions and seeks to avoid engaging in sanctionable conduct, as violations or engagement in sanctionable conduct may restrict the Bank’s ability to access the U.S. capital markets, including the Bank’s ability to offer and sell securities in the United States, and may have a negative impact on the Bank’s business, operations or assets. The Bank screens transactions by consulting relevant sanctions lists of sanctioning authorities for sanctioned individuals, entities and other targets.

Economic sanctions programs and embargo laws administered by the United States include programs and laws that impose certain restrictions on the ability of persons to do business or trade with certain members of the Bank or certain persons in or associated with those members, including with respect to:

•

Belarus. The Bank does not have exposure to Belarus or the Belarusian ruble, other than with respect to the same governance matters and processes common to all non-regional members. Further, on March 3, 2022, in response to the conflict in Ukraine, the Bank announced that it would place all activities relating to Belarus on hold and under review, including all Belarus-related projects in the Bank’s rolling investment pipeline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Recent Developments–AIIB Response to the Conflict in Ukraine” for further information about AIIB’s exposure to Belarus. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving entities or individuals targeted under U.S. and other sanctions imposed with respect to Belarus.

•

Iran. The Bank’s contacts with Iran have concerned the same governance matters and processes common to all regional members, and no other particular contacts are currently contemplated. The Bank has not financed any projects in Iran, nor are any such projects in the rolling investment pipeline. Certain provisions of U.S. law (a) prohibit U.S. persons and persons subject to U.S. jurisdiction from investing in or facilitating an investment in Iran or in any entity owned or controlled by the government of Iran and (b) require imposition of secondary sanctions on any person who is determined to have knowingly purchased, subscribed to, or facilitated the issuance of sovereign debt of the government of Iran or debt of any entity owned or controlled by the government of Iran. Iran’s shares represent less than two percent of the Bank’s overall capital, and Iran’s voting power is also under two percent. The Bank does not believe that Iran’s membership in the Bank constitutes control of the Bank by Iran such that any general-purpose security issued by the Bank, including securities offered by a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933, would constitute an investment in sovereign debt of Iran or an entity owned or controlled by the government of Iran for purposes of these provisions.

•

Myanmar. The Bank has approved one financing in Myanmar, which was approved by AIIB’s Board of Directors in 2016 and was provided in parallel with other lenders, including IFC, ADB and certain commercial lenders. This financing has been fully disbursed and involves the development, construction and operation of a power plant to increase reliable and clean energy in Myanmar. The Bank has no other projects in Myanmar in its rolling investment pipeline. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving entities or individuals targeted under U.S. sanctions imposed with respect to Myanmar, including pursuant to restrictions implemented by the United States beginning in February 2021. The Bank has not engaged in transactions with entities or individuals targeted under U.S. sanctions in connection with its approved financing in Myanmar.

•

Russia. AIIB’s exposure to Russia and to RUB, including through the Bank’s financing activities, borrowings and governance and administration, is limited. Russia’s shares also represent less than seven percent of the Bank’s overall capital, and Russia’s voting power is under six percent. On March 3, 2022, in response to the conflict in Ukraine, the Bank announced that it would place all activities relating to Russia on hold and under review, including all Russia-related projects in the Bank’s rolling investment pipeline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Recent Developments–AIIB Response to the Conflict in Ukraine” for further information about AIIB’s exposure to Russia. The United States and other jurisdictions, including the United Kingdom and the European Union, have imposed increasingly extensive sanctions targeting Russia and certain Russian persons. Beginning in 2014, sanctions imposed by the United States and other jurisdictions have included restrictions relating to transactions involving new debt and, in some cases, new equity of certain Russian financial services, energy and defense and related materiel companies. Significant new and expanded sanctions were imposed by the United States and other jurisdictions beginning in February 2022 in response to the conflict in Ukraine; these sanctions, which the United States and other jurisdictions have, since February 2022, further expanded, include prohibitions on new investment in Russia, prohibitions on providing certain services to any person located in Russia, restrictions on transactions with the Russian central bank, sanctions on Russian financial institutions and restrictions on transactions involving certain new debt or new equity of specified Russian financial institutions, sanctions on major state-owned enterprises, sanctions on certain Russian government officials and their family members, sanctions on business elites, restrictions on certain capital markets-related transactions, restrictions on exporting certain goods to Russia or importing certain goods from Russia and restrictions on providing certain services with respect to Russian-origin oil and petroleum products purchased above a set price cap. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving sectors, entities or individuals targeted under U.S. or other sanctions imposed with respect to Russia. Further, the Bank does not believe that Russia’s membership in the Bank or the Bank’s limited exposure to and activities relating to Russia or RUB are such that the offering in the United States of any general-purpose security of the Bank, including securities offered by a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933, would constitute either a transaction in new debt or an investment in Russia prohibited or restricted under U.S. sanctions in place with respect to Russia and Russian persons.

It is possible that new sanctions, or changes to existing, sanctions-related laws, regulations or agreements may impact the Bank’s business. Moreover, although the Bank believes that it is in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, the scope of certain laws may be unclear, may be subject to changing interpretations or guidance, or may be strengthened or otherwise amended. Any violation of sanctions or engagement in sanctionable conduct could result in fines, sanctions or other penalties, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in securities issued by the Bank. The Bank cannot predict the impact that the imposition of secondary sanctions would have on the trading market for such securities or whether such sanctions would make it more difficult to sell and trade such securities in certain jurisdictions, including in the U.S. market.

AIIB Special Funds

In accordance with Article 17(1) of the Articles of Agreement, the Bank has established the AIIB Project Preparation Special Fund (the “Project Preparation Special Fund”), the AIIB Special Fund Window (the “Special Fund Window”), the Multilateral Cooperation Center for Development Finance Special Fund (the “MCDF Special Fund”) and the Global Infrastructure Facility Special Fund (the “GIF Special Fund”). This section describes the Project Preparation Special Fund and the Special Fund Window. For information regarding the MCDF Special Fund and the GIF Special Fund please see “–The Multilateral Cooperation Center for Development Finance” and “–The Global Infrastructure Facility,” respectively.

AIIB Project Preparation Special Fund

Established in June 2016, the Project Preparation Special Fund provides grants to support and facilitate through technical assistance the preparation of projects to be financed by AIIB in eligible members. Technical assistance eligible for financing includes, among others, consultancy services, equipment necessary for the preparation or delivery of such services or for the implementation of the recommendations made under such consultancy services, and related training.

Projects eligible for support are those (i) which are being considered for financing by AIIB and (ii) which are for the benefit of (a) one or more members of the Bank that, at the time the decision to extend the grant is made by the Bank, are eligible to receive financing from the International Development Association (the “IDA”) and (b) other members of the Bank with substantial development needs and capacity constraints; provided, however, that the cumulative amount of all grants extended to all projects for the benefit of such other members may not exceed, at any time, 30% of the aggregate amount of all contributions made to the Project Preparation Special Fund.

Any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of such member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Project Preparation Special Fund by entering into a contribution agreement with the Bank (“Contributors”). Special Fund Resources for the Project Preparation Special Fund consist of (i) amounts accepted from Contributors, (ii) any income derived from investment of the resources of the Project Preparation Special Fund and (iii) any funds reimbursed to the Project Preparation Special Fund. The Bank is under no obligation to provide financial support to the Project Preparation Special Fund. The Bank, acting as administrator of the Project Preparation Special Fund, receives administration fees and cost recovery fees. See “–Ordinary Resources and Special Fund Resources” for further information about Special Fund Resources and related requirements.

As of December 31, 2022, committed contributions to the Project Preparation Special Fund totaled US$128 million, consisting of US$50 million from each of China and the United Kingdom, US$18 million from the Republic of Korea and US$10 million from Hong Kong, China; all such commitments have been paid as of December 31, 2021.

As of December 31, 2022, the Bank has approved 19 grants under the Project Preparation Special Fund, representing funds of approximately US$45.5 million, net of cancellations. Grants under the Project Preparation Special Fund were provided to the following members: Bangladesh, Cambodia, Lao PDR, Nepal, Pakistan, Sri Lanka, Tajikistan and Uzbekistan.

AIIB Special Fund Window

Established in May 2020, the Special Fund Window provides grants to buy down interest due under eligible loans extended under the CRF.

Loans eligible for Special Fund Window support are limited to sovereign-backed loans under the CRF (other than policy-based loans), which are extended to, or guaranteed by, members of the Bank that, at the time the decision to approve the loan is made, are eligible to receive financing from the IDA and qualify as IDA-only.

Special Fund Resources for the Special Fund Window consist of (i) any amounts transferred by the Bank from the Project Preparation Special Fund, (ii) any amounts received by the Bank for inclusion in the Special Fund Window from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member of such sub-divisions or any other country, entity or person approved by the President, (iii) any income derived from investment of the resources of the Special Fund Window and (iv) any funds reimbursed to the Special Fund Window. The Bank is under no obligation to provide financial support to the Special Fund Window. The Bank, acting as administrator of the Special Fund Window, receives administration fees. See “–Ordinary Resources and Special Fund Resources” for further information about Special Fund Resources and related requirements.

As of December 31, 2022, Special Fund Resources for the Special Fund Window totaled US$34.9 million, consisting of an initial US$30 million transfer in 2020 and a US$4.9 million transfer in 2022 from the Project Preparation Special Fund.

As of December 31, 2022, six interest rate buy-downs for eligible sovereign-backed loans extended under the CRF have been approved under the Special Fund Window for a total of US$39.7 million, of which US$5.0 million was undisbursed as of December 31, 2022. Such interest rate buy-downs were provided to the following members: Bangladesh, Cambodia, Côte d’Ivoire, Kyrgyz Republic and Maldives.

In March 2022, the Board of Directors approved the conversion of the Special Fund Window into the Special Fund Window for Less Developed Members. With this approval, the Special Fund Window will have a broadened scope after new contributions are received. Under this broadened scope, the Special Fund Window will provide grants to buy down interest due under eligible sovereign-backed financings that are aligned with AIIB’s strategy and which are extended to, or guaranteed by, members of the Bank that, at the time the decision to approve the financing is made, are eligible to receive financing from the IDA and qualify as IDA-only.

The Multilateral Cooperation Center for Development Finance

Established in 2020, the Multilateral Cooperation Center for Development Finance (the “MCDF”) is a multilateral financial mechanism designed to promote high-quality infrastructure and connectivity investments in developing countries through the provision of grants to international financial institutions which have become implementing partners of the MCDF Finance Facility (the “MCDF FF”). In addition to the MCDF FF, the MCDF Collaboration Platform promotes communication and collaboration among participating international financial institutions and other development partners regarding plans and activities relating to infrastructure and connectivity investments.

In December 2019, AIIB entered into a Cooperation Agreement with the Ministry of Finance of the People’s Republic of China (“China”) concerning the MCDF FF. Under the Cooperation Agreement, China made an advance contribution in anticipation of the formal establishment of the MCDF FF. AIIB administered the advance contribution consistent with rules and procedures applicable to the Bank’s own resources, and the funds compensated AIIB for services it provided with respect to the preparation of the MCDF FF. The Cooperation Agreement was terminated on the date when the MCDF FF was established in May 2020.

Since June 2020, AIIB has served as the administrator of the MCDF FF. AIIB’s activities as administrator of the MCDF FF include providing administrative and financial services, including hosting of the MCDF Secretariat. AIIB engages in these activities pursuant to the Governing Instrument of the MCDF FF and an agreement on the terms and conditions of AIIB’s service as the administrator of the MCDF FF.

As of December 31, 2022, fees associated with the administration of the MCDF FF amounted to US$2.2 million. AIIB is also an implementing partner of the MCDF FF and, with respect to this role, AIIB received US$260,000 in administration fees from the MCDF FF for the year ended December 31, 2022.

AIIB has established the MCDF Special Fund to administer grants received by AIIB as implementing partner of the MCDF FF. Eight grants have been approved from the MCDF FF to the MCDF Special Fund for a total of US$7.8 million. These grants are for the benefit of Brazil, Cambodia, China, Indonesia and Lao PDR and for multi-country programs.

One additional grant for US$9.7 million has been approved from the MCDF FF. The AfDB will serve as implementing partner for this grant.

The Global Infrastructure Facility

Established in 2014, the Global Infrastructure Facility (“GIF”) is a global collaboration platform that was designed to address the shortage of high-quality, bankable infrastructure projects through the provision of end-to-end transaction advisory services and support to governments and MDBs.

Since June 2021, AIIB serves as technical partner for GIF-supported projects and, with respect to this role, AIIB received US$18,000 in administration fees from the GIF for the year ended December 31, 2022.

AIIB has established the GIF Special Fund to administer grants received from the GIF. One grant has been approved from the GIF to the GIF Special Fund for US$350,000 to support project definition activities with respect to a potential project in Bangladesh.

Quality of Loan Portfolio

When a borrower fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements on loans to that borrower. With respect to sovereign-backed loans, the Bank would cease approving new loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

As required by IFRS 9, AIIB uses the ECL model to estimate credit loss on financial assets, such as loan disbursements, and on other instruments, such as undrawn loan commitments. AIIB recognizes a provision to the extent the ECL of a financial instrument exceeds its gross carrying amount. See “Risk Management–Risk Types–Financing Credit Risk” and Notes B.3.3.6, B4.1 and D3 to the 2022 Audited Financial Statements for further discussion on the Bank’s credit quality analysis.

As of December 31, 2022, no AIIB assets were categorized as overdue or written off, except for (i) a non-sovereign-backed loan that was assessed as credit impaired with a carrying amount of US$7.2 million (net of the associated ECL allowance), (ii) seven bond investments that were assessed as credit impaired with a carrying amount of US$2.3 million (net of the associated ECL allowance) and (iii) US$214.1 million of overdue contractual undiscounted paid-in capital receivables, which are not considered impaired.

As of December 31, 2022, total ECL increased to US$307.4 million from US$187.3 million as of December 31, 2021. The increase between December 31, 2021 and December 31, 2022 was mainly attributable to the increase in the Bank’s loan portfolio as well as downgrades in the internal ratings of certain borrowers.

The following table shows AIIB’s total gross carrying amount of loan disbursements and exposure of loan commitments for both sovereign-backed and non-sovereign-backed loans with their respective ECL allowance balances:

	As of December 31,
	2022		2021

	(in thousands of US$)
	Loans and loan commitments	ECL	Loans and loan commitments	ECL
Sovereign-backed loans	28,430,947	(176,429)	20,339,927	(113,779)
Non-sovereign-backed loans	2,543,178	(118,007)	2,369,517	(68,996)

Total	30,974,125	(294,436)	22,709,444	(182,775)

RISK MANAGEMENT

AIIB has established a Financial and Risk Management Framework, which includes an outline of the Bank’s approach to risk and forms the guiding reference framework for all policies and guidelines related to risks.

Risk Philosophy

The Bank’s risk philosophy is the foundational pillar of the Bank’s approach to risk management. According to the risk philosophy, the Bank’s risk management function aims to accomplish the following three objectives:

•	enable the Bank to fulfill its mandate to promote infrastructure and other productive sectors;

•	ensure the stability and financial continuity of the Bank through efficient capital allocation and utilization, and comprehensively manage risks and reputational consequences; and

•	foster a strong risk culture by embedding risk accountability in the Bank.

Risk Appetite Statement

The Bank’s Risk Appetite Statement (the “RAS”), inter alia, articulates the maximum aggregate level and types of risk that the Bank is willing to assume, within its Risk Capacity (as defined below), to achieve its strategic objectives and business plan (the “Risk Appetite”).

The maximum level of risk that the Bank can assume given its current level of resources before breaching constraints is determined by (i) available capital and liquidity needs, (ii) the operational environment (e.g., technical infrastructure, risk management capabilities and expertise) and (iii) Bank obligations (the “Risk Capacity”). The Bank allocates its Risk Capacity between core and non-core risks: core risks are those directly linked to the Bank’s investment operations mandate and non-core risks are those arising from activities, including treasury operations and other operational activities, supporting the Bank’s investment operations mandate.

The RAS classifies each risk type according to one of three appetite levels – low, medium or high:

•	Low appetite reflects risk events that have the potential to substantially damage the Bank, jeopardizing its ability to fulfill its mission.

•

Medium appetite reflects risk events that, while significant, are not a threat in isolation to the Bank. These risks are typically incurred as part of the Bank’s business, but not in the pursuit of the Bank’s strategic goals.

•	High appetite reflects risk events that are accepted, but closely managed, by the Bank. These risks are typically incurred in pursuit of the Bank’s strategic goals.

The Bank has established a variety of key performance indicators (“KPIs”) and key risk indicators (“KRIs”), which are monitored regularly. The Risk Management Department also performs stress tests of the Bank’s draft business plan to ensure compliance with the RAS. The Risk Committee informs the Board of Directors of the impact of the final business plan on the RAS and proposes remedial actions in the event the business plan causes the RAS to be breached. The RAS is submitted to the Board of Directors for its approval both on an annual basis and in the event there is any material change to the RAS.

Risk Management Architecture

The risk management architecture comprises the Bank’s policies, processes, organizational structure and control and assurance system that, collectively, are designed to help the Bank identify, measure, monitor and control risks. The risk management architecture enables the implementation of AIIB’s risk philosophy and ensures accountability regarding risk management. The Board of Directors approves key risk policies and monitors core risk metrics and risk limits. The Audit and Risk Committee reviews risk-related policies and the RAS. The President recommends key risk policies for approval by the Board of Directors. The Risk Committee, which is chaired by the Chief Risk Officer and whose members include the Chief Financial Officer, the Vice President, Policy and Strategy, the Vice Presidents, Investment Operations and the General Counsel, exercises oversight on behalf of the President of the key risks of the Bank. The Risk Management Department, which is headed by the Chief Risk Officer, has overall responsibility for managing risks, including implementing risk management strategies, policies and procedures.

Key responsibilities of the Bank’s Risk Management Department are the following:

•	Risk Management and Oversight: Overall development and oversight of the Bank’s risk framework and policy, and direct governance of AIIB’s Risk Committee;

•	Guardian of Risk Appetite: Articulation of the Bank’s overall Risk Appetite and appropriate risk limits, and the embedding of the Risk Appetite into the Bank’s processes and culture;

•	Risk Identification and Assessment: Identification of all material risks, definition of key risk metrics and indicators and development of methodologies, indicators and models to measure risks;

•	Risk Monitoring and Reporting: Regular monitoring of AIIB’s risks and the development and maintenance of a concise upward risk reporting system;

•	Strategic Decision Making: Align overall business and operational plans with appropriate risk management and ensure that strategic planning reflects the Bank’s Risk Appetite;

•

Risk Optimization: Risk optimization and active risk management by shaping the risk profile within the Bank’s Risk Appetite limits, strategic capital allocation through risk-adjusted capital and development of risk-adjusted performance management; and

•	External Communication: Facilitate the consistent and proportionate disclosure of all risks to external parties, including interaction with rating agencies.

Three Lines of Defense

AIIB’s risk management activities are organized in line with the Three Lines of Defense Principle:

•

The first line of defense consists of the Bank’s business units where risks are taken, including investment operations and other client-facing functions, and is designed to ensure that AIIB effectively identifies, assesses, manages and reports risk;

•

The second line of defense is the Bank’s risk management and compliance functions. The risk management function is primarily responsible for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting on risk-related work carried out by the first line of defense. The compliance function monitors compliance with laws, corporate governance rules and internal policies; and

•

The third line of defense is the Bank’s internal audit function, which is responsible, in part, for reviewing and providing assurance regarding the effectiveness of the Bank’s risk management activities and governance.

Capital Adequacy

The Bank’s capital supports its operations and acts as a cushion to absorb unexpected losses and/or a deterioration in the value of the Bank’s assets. AIIB manages capital adequacy risk in accordance with several limits, including the following. First, as required by Article 12(1) of the Articles of Agreement, the Bank’s total exposure from its investment operations must be less than the Bank’s total unimpaired subscribed capital, reserves and retained earnings. This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. Second, the Bank’s available capital (i.e., paid-in capital, plus reserves and accumulated retained earnings) must be greater than its economic capital (“ECap”) (a risk-sensitive measure used to determine the Bank’s capital requirements), based on an actual and a three-year projected balance sheet composition, both on a base case and on a stressed scenario basis. AIIB calculates ECap on financing credit risk, equity investment risk, market risk, counterparty credit risk and operational risk. The stress testing of the Bank’s available capital serves several purposes, including to set a buffer over ECap that protects the Bank’s credit ratings in the event of a severe and protracted crisis scenario.

Risk Types

AIIB has developed both qualitative and quantitative methodologies for identifying, measuring and managing risks. Material risks that the Bank currently faces or expects to face in the future are listed below.

Financing Credit Risk

Credit risk is the risk that a borrower or other counterparty fails to discharge an obligation, thereby causing a loss on the part of the Bank. The Bank is exposed to credit risk in its financing activities.

Sovereign credit risk relates to whether the sovereign borrower or guarantor: (i) has the capacity and willingness to service external debt obligations in general and Bank debt in particular, (ii) has an existing debt burden that is sustainable and (iii) honors the preferred creditor status of the Bank and other MDBs. Bank evaluation of sovereign credit risk is based on quantitative and qualitative risk measurements, including internal rating models and a variety of external sources. The Bank performs its own sovereign credit analysis and assigns its own internal credit ratings, comprising 16 grades. Grades 1a-4 are considered investment grade. As of December 31, 2022, the rating of sovereign-backed loans ranged from 1a to 11c. The Bank also sets certain exposure limits in respect of sovereign borrowings. As an MDB, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

Non-sovereign credit risk relates to the creditworthiness of a private borrower (including a publicly owned company that does not have the benefit of an explicit sovereign guarantee) and the ability and willingness of such private borrower to repay its debt obligations. The Bank deploys a variety of tools to manage this risk, including assigning its own internal credit rating for the borrower (taking into account specific project, sector, macroeconomic and country credit risks) and possibly requiring a full or partial sovereign guarantee. For non-sovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country that has a better rating than the local sovereign credit rating. As of December 31, 2022, the rating of non-sovereign loans ranged from 1b to 12 (on the Bank’s 16-grade internal credit ratings scale). The Bank also imposes certain exposure limits in respect of non-sovereign loans.

The Bank has adopted an ECL three-stage model for assessing credit risk: Stage 1 for those financial instruments that have not experienced a SICR since initial recognition; Stage 2 for those financial instruments that have experienced a SICR since initial recognition; and Stage 3 for those financial instruments deemed credit impaired.

To determine whether SICR has occurred, the Bank examines quantitative, qualitative and backstop criteria. During the three-month period ended September 30, 2022, the Bank reviewed these criteria, and as a result of this review, revised the quantitative criteria for determining whether a SICR has occurred. Prior to the three-month period ended September 30, 2022, quantitative criteria for determining whether SICR has occurred comprised a two-grade downgrade for investment grade financial assets (assets with an internal rating following the downgrade of 1a to 4 on the Bank’s 16-grade internal credit ratings scale) and a one-grade downgrade for non-investment grade financial assets (assets with an internal rating following the downgrade of 5 or worse on the Bank’s internal credit ratings scale). Beginning with the three-month period ended September 30, 2022, the quantitative criteria for determining whether SICR has occurred are as follows: a three-grade downgrade for financial assets with an internal rating following the downgrade of 8 or better on the Bank’s internal credit ratings scale and a two-grade downgrade for financial assets with an internal rating following the downgrade of 9 or worse on the Bank’s internal credit ratings scale. Qualitative criteria include (i) adverse changes in business, financial or economic conditions, (ii) expected breach of contract that may lead to covenant waivers or amendments, (iii) transfer to watchlist/monitoring or (iv) change in payment behavior. As a backstop, SICR is deemed to have occurred if the payment under a financial instrument is past due by 30 or more days. These qualitative and backstop criteria were not changed in the three-month period ended September 30, 2022 from the criteria used in prior periods. The Bank has determined that, as a result of the revisions to the quantitative criteria described above, its criteria for determining whether a SICR has occurred are now in greater alignment with those used by other MDBs.

To determine whether an asset is credit impaired, the Bank assesses whether one or more events has occurred that will have a detrimental impact on the estimated cash flows of such asset. Evidence of credit impairment includes observable data on any of the following events: (i) a significant financial difficulty of the borrower; (ii) a breach of contract, such as a default or past due event; (iii) the lender or lenders of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower one or more concessions that the lender or lenders would not otherwise consider; (iv) an increasing likelihood that the borrower will enter bankruptcy or other financial reorganization; or (v) the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

The Bank measures ECL on both a 12-month and contractual lifetime basis. 12-month ECL is calculated in the following manner: Point-in-time probability of default * loss given default * exposure at default. Exposure at default is the loan balance at the period end, plus projected net disbursement in the next year. Lifetime ECL is the summation of the net present value of the ECL for each year. ECL calculations are performed for three different scenarios: baseline, good and bad. In respect of each loan, the Bank defines default to mean one or more of the following: (i) payment default (180 days past due for sovereign loans or 90 days past due for non-sovereign loans, with similar rules applying to investments in fixed-income securities), (ii) breach of specific covenants that trigger a default clause, (iii) default under a guarantee or collateral or other support agreement, (iv) failure to pay a final judgment or court order and (v) bankruptcy, liquidation or the appointment of a receiver.

The Bank writes off the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on such asset in its entirety or a portion thereof. See “Operations of AIIB–Quality of Loan Portfolio” and Notes B.3.3.6, B4.1 and D3 to the 2022 Audited Financial Statements for further information on ECL calculations and balances.

The table below sets forth the Bank’s loans and commitments, classified by geographic distribution and ECL staging:

Region	As of December 31, 2022				As of December 31, 2021
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

	(in thousands of US$)
Sovereign-backed loans
Total Regional	25,735,988	1,555,893	—	27,291,881	17,946,837	1,792,176	—	19,739,013
Total Non-Regional	1,139,066	—	—	1,139,066	600,914	—	—	600,914

Total sovereign-backed loans	26,875,054	1,555,893	—	28,430,947	18,547,751	1,792,176	—	20,339,927

Non-sovereign-backed loans
Total Regional	1,788,318	507,617	74,068	2,370,003	1,797,972	316,388	75,525	2,189,885
Total Non-Regional	50,804	122,371	—	173,175	179,632	—	—	179,632

Total non-sovereign-backed loans	1,839,122	629,988	74,068	2,543,178	1,977,604	316,388	75,525	2,369,517

Total	28,714,176	2,185,881	74,068	30,974,125	20,525,355	2,108,564	75,525	22,709,444

The Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments, before taking into account any collateral held or other credit enhancements, is the carrying amount of such instruments (as reflected on the Bank’s balance sheet). The maximum exposure to credit risk from undrawn loan commitments was US$13,039.0 million as of December 31, 2022 and US$10,287.7 million as of December 31, 2021.

The table below sets forth the Bank’s credit enhancements for loans and commitments:

	As of December 31, 2022	As of December 31, 2021

	(in thousands of US$)
Guaranteed by sovereign members	3,477,747	3,537,411
Guaranteed by non-sovereign entities	682,892	577,610
Unguaranteed(1)	26,813,486	18,594,423

Total	30,974,125	22,709,444

Note:

(1)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The table below sets forth the Bank’s loan portfolio (including committed and disbursed amounts), classified by ranges of internal credit ratings assigned by the Bank and year of origination.

Range of Internal Credit Ratings	As of December 31, 2022(1)						As of December 31, 2021(1)
	2022	2021	2020	Before 2020	Total	2021	2020	2019	Before 2019	Total

	(in millions of US$)
1a to 4	4,992	2,869	5,224	3,760	16,845	2,786	5,598	1,437	1,825	11,645
5 to 7	1,816	2,093	1,454	548	5,911	2,645	2,477	—	1,965	7,088
8 to 10	2,023	1,269	2,550	1,772	7,614	849	1,314	426	737	3,326
11a to 12	—	210	74	320	604	210	76	320	46	651

Total	8,831	6,441	9,302	6,400	30,974	6,490	9,465	2,183	4,753	22,709

Note:

(1)

The amounts set forth in this table include committed and disbursed amounts. Committed amounts are amounts the Bank has approved and committed to provide pursuant to legally binding documentation, but has not yet disbursed. For sovereign-backed loans, these amounts are further limited to financings for which all conditions precedent required for disbursement have been satisfied. Disbursed amounts represent the gross carrying amount of the loans (i.e., including the transaction costs and fees that are capitalized through the effective interest method). The year of origination is the year in which a loan became effective (see “Operations of AIIB–Financing Approval Process–Non-sovereign-backed Financings–Approval and Preparation of Documentation”).

Equity Investment Risk

Equity investment risk is the risk of losing money from investments in equities. The Bank may deploy a variety of measures to manage this risk. For example, if the equity is listed, the investment risk can be marked-to-market, subject to liquidity discounts. For unlisted equities, the investment risk is measured by reference to fair value, with the aid of valuation models and external benchmarks. Risk limits on equity investments are designed both to capture the maximum loss to which the Bank is exposed and to ensure that AIIB’s equity investments are well diversified and not concentrated.

The Bank treats its fund investments, such as limited partnership funds and other fund investments, in the same way as equity investments when they have the following features: (i) the investments entitle the Bank to distributions according to pre-determined arrangements during their lives and upon liquidation and (ii) the investments do not promise a particular return to the holders. As of December 31, 2022, the fair value of investments in limited partnership funds and other fund investments amounted to US$550.9 million and the fair value of investments in trust amounted to US$58.0 million, respectively.

Liquidity Risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flows and collateral needs without affecting either daily operations or the financial condition of the Bank. AIIB manages liquidity risk in a variety of ways, including the setting of risk limits, the monitoring of liquidity risk ratios and early warning indicators, diversification, the deployment of liquidity buffers and the implementation of a liquidity contingency plan. Under Bank policy, the Bank maintains liquidity at levels at least equal to (i) 40% of net cash flow requirements for the next three years and (ii) 100% of net cash flow requirements for the next year under extreme stress conditions. The Bank also maintains a stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario and periodically conducts stress tests to ensure that it can meet its payment obligations.

The table below sets out the contractual maturities of the Bank’s material financial liabilities as of December 31, 2022:

	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

	(in thousands of US$)
Financial liabilities
Borrowings	(182,655)	(319,376)	(5,200,631)	(20,073,929)	(109,045)	(25,885,636)
Other liabilities(1)	(112,231)	—	—	—	—	(112,231)

Note:

(1)	Other liabilities represent collateral held in relation to interest rate swaps that becomes repayable dependent on daily movements in interest rates.

Market Risk

Market risk is the risk of losing money due to the overall performance of the financial markets for all marketable instruments in the Bank’s treasury and investment operations portfolio. The Bank is potentially exposed to two material market risks: currency and interest rate risk. The Bank employs a variety of methods to assess and mitigate market risks, such as monitoring the change in economic value of equity, the change in net interest income, the interest rate repricing gap, duration and value-at-risk indicators, as well as the setting of limits. Currency risk is managed through funding debt-funded assets in the same currency (on an after-hedging basis). The Bank manages refinancing risk by applying “pass-through pricing” for sovereign-backed financings and risk premia for non-sovereign-backed financings.

The majority of the Bank’s loans are subject to floating interest rates, i.e., 6-month LIBOR for U.S. dollars, 6-month EURIBOR for Euros and 3-month SHIBOR for Chinese yuan. The most significant are LIBOR-based loans, which is AIIB’s main sovereign lending product. AIIB also issues bonds in various currencies, and until June 2021 typically swapped their proceeds into U.S. dollar LIBOR liabilities, and may fund local currency loans through cross-currency swaps from U.S. dollars into the local currency. AIIB is in the process of transitioning to alternative benchmark rates.

Counterparty Credit Risk

Counterparty credit risk is the risk that a treasury counterparty to a transaction defaults before the final settlement of such transaction’s cash flows.

The Bank manages counterparty credit risk through a variety of ways, including the following: (i) assigning a credit rating for each counterparty, which must be at or above a defined minimum for it to be considered an eligible counterparty, (ii) assigning a credit limit to each eligible counterparty before consummating any transaction with it, (iii) monitoring AIIB’s exposure to each counterparty and (iv) monitoring each counterparty’s credit quality, and using collateral agreements and limits adjustments to mitigate against deterioration in such credit quality.

As of December 31, 2022, the Bank was exposed to counterparty credit risk on its treasury portfolio, which mainly consisted of term deposits, money market funds, bond investments and investments in portfolios of high credit quality securities managed by external asset managers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Balance Sheet–Assets.” The Bank is also exposed to counterparty credit risk on its derivatives transactions, which is managed through the use of credit support annexes that require the exchange of cash collateral (subject to minimum threshold amounts) and the posting of initial margin by the counterparty should its credit rating fall below a certain threshold.

Asset Liability Risk

Asset liability risks arise from the mismatch of assets and liabilities in terms of currency, interest rates or maturities. Asset liability risk is managed through a variety of tools, including balance sheet projections and the setting of risk limits.

The Bank offers loans in U.S. dollars and in other currencies, provided it has the means to adequately operate in such other currencies and manage associated risks (including through the use of currency swaps or other hedging mechanisms).

Debt-funded financial assets, such as loans, that create market exposures are funded on a back-to-back basis, managed through the use of financial derivatives or otherwise passed through to the borrower. Debt-funded financial assets may be funded with liabilities of a shorter maturity or with mismatched timing of cash flows, subject to defined debt redemption limits that impose a ceiling on the amount of liabilities that may mature during any period. Such refinancing risk may also be mitigated by charging risk spreads and maturity premiums. See “–Market Risk.”

Any financial derivative entered into by the Bank will be subject to limits and reporting requirements.

Model Risk

Model risk is the risk of adverse consequences arising from decisions based on incorrect or misused model outputs and reports. The Bank has established processes to ensure that the Bank’s models have been adequately validated, capture material risks and are conceptually sound and suitably controlled.

Operational Risk

Operational risk is the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error or from the occurrence of external events. The Bank’s definition of operational risk is consistent with the Basel Committee Banking Industry Standards, but has been extended to include reputational risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Compliance Risk

Compliance risk is the risk of legal or regulatory sanctions, material financial loss or reputational loss that AIIB may suffer as a result of its failure to comply with laws, regulations, internal rules and standards. The Bank deploys a variety of measures to mitigate this risk.

Integrity Risk; Environmental and Social Risk

Integrity risk is the risk that the Bank or its clients will engage in activities that may have an adverse reputational impact on the Bank, whether due to the nature of those activities or due to the background and behavior of the entities with whom the Bank conducts those activities.

Environmental and social risk is the risk of breaching any applicable environmental and social rules and commitments, including those described in the Bank’s Environmental and Social Framework.

The Bank deploys a variety of measures to mitigate these risks, including impact assessments, ongoing interaction with counterparties, clients and other stakeholders and regular reporting and monitoring.

GOVERNANCE AND ADMINISTRATION

Pursuant to the Articles of Agreement, the Bank is administered and managed by the Board of Governors, the Board of Directors, a President, one or more Vice-Presidents and other officers and staff.

Board of Governors

All of the powers of the Bank are vested in the Board of Governors, consisting of one Governor and one Alternate Governor appointed by each member. While the Articles of Agreement do not specify criteria for the appointment of a Governor by the member, the composition of the Board of Governors includes officials of ministerial (or equivalent) rank. Alternate Governors may only vote in the absence of their principal. A Chairman is elected at each annual meeting and such person holds the office until the election of the next Chairman.

The Board of Governors may delegate to the Board of Directors any or all its powers, except the power to (i) admit new members and determine the conditions of their admission, (ii) increase or decrease the authorized capital stock of the Bank, (iii) suspend members, (iv) decide appeals from interpretations or applications of the Articles of Agreement given by the Board of Directors, (v) elect the Directors of the Bank and determine expenses to be paid for Directors and Alternate Directors, as well as their remuneration, if any, (vi) elect, suspend or remove the President and determine his/her remuneration, (vii) approve the general balance sheet and statement of profit and loss of the Bank, (viii) determine the reserves and the allocation and distribution of net profits of the Bank, (ix) amend the Articles of Agreement, (x) decide to terminate the operations of the Bank and to distribute its assets and (xi) exercise such other powers as expressly assigned to the Board of Governors in the Articles of Agreement. The Board of Governors retains full power to exercise its authority over any delegated matter.

All matters before the Board of Governors are decided by a majority of the votes cast, other than matters that are designated as a Super Majority Vote or Special Majority Vote pursuant to the Articles of Agreement. A Super Majority Vote requires an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members. Matters requiring a Super Majority Vote include, among others, matters relating to (i) suspension of membership, (ii) termination of the Bank’s operations, (iii) distribution of assets, (iv) amendments to the Articles of Agreement, (v) increases in authorized capital, (vi) changing the subscription base so that regional members comprise less than 75% of total subscribed stock, (vii) increases to the subscription amount of a member, (viii) assistance to recipients beyond those authorized in the Articles of Agreement, (ix) allocation and distribution of net income otherwise than as provided by the Articles of Agreement, (x) electing, suspending or removing the President of the Bank and (xi) increasing or decreasing the size of the Board of Directors. A Special Majority Vote requires an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members. A Special Majority Vote is required for certain matters, including, among others, those relating to (i) the issue of shares other than at par value, (ii) establishing subsidiary entities and (iii) admitting members of IBRD or ADB under different terms than provided for in the Articles of Agreement. As noted above under “Asian Infrastructure Investment Bank–Membership, Capital Structure and Reserves–Capital Structure,” voting rights acquired by a member in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank.

As of February 28, 2023, the Board of Governors was composed of the following members and alternates:

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Afghanistan	Mohammad Khalid Payenda, Acting Minister of Finance	Nazir Kabiri, Deputy Minister for Policy

Algeria	Laaziz Faid, Minister of Finance	Ali Bouharaoua, Acting General Director of External Economic and Financial Relations

Argentina	Sergio Tomás Massa, Economy Minister	Leandro Gorgal, Undersecretary of International Financial Relations for Development, Ministry of Economy

Australia	Jim Chalmers, Treasurer	Stephen Jones, Assistant Treasurer

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Austria	Magnus Brunner, Federal Minister of Finance	Christoph Pesau, Senior Representative for Asia

Azerbaijan	Mikayil Jabbarov, Minister of Economy	Samir Sharifov, Minister of Finance

Bahrain	Shaikh Salman Khalifa Salman Alkhalifa, Minister of Finance	Yusuf Abdulla Humood, Financial Advisor

Bangladesh	A. H. M. Mustafa Kamal, Finance Minister	Sharifa Khan, Secretary of Economic Relations Division

Belarus	Nikolai Snopkov, First Deputy Prime Minister	Yury Seliverstau, Minister of Finance

Belgium	Vincent Van Peteghem, Minister of Finance	Ronald De Swert, Counsellor General

Benin	Romuald Wadagni, Minister of Economy and Finance	Hugues Oscar Lokossou, General Manager, Debt Management Agency “Caisse Autonome d’Amortissement (CAA)”

Brazil	Tatiana Rosito, Deputy Minister for International Affairs	Ivan Tiago Machado Oliveira, Assistant Deputy Minister for International Affairs

Brunei Darussalam	Amin Liew Abdullah, Minister of The Prime Minister’s Office and Minister of Finance and Economy II	Pengiran Datin Zety Sufina Dato Sani, Deputy Minister of Finance and Economy (Fiscal)

Cambodia	Aun Pornmoniroth, Deputy Prime Minister and Minister of Economy and Finance	Vongsey Vissoth, Secretary of the State Ministry of Economy and Finance

Canada	Chrystia Freeland, Deputy Prime Minister and Minister of Finance	Rob Stewart, Deputy Minister of International Trade

Chile	Mario Marcel, Minister of Finance	Claudia Sanhueza, Undersecretary of Finance

China	Liu Kun, Finance Minister	Wang Dongwei, Vice Minister of Finance

Cook Islands	Mark Brown, Prime Minister and Minister of Finance	Garth Henderson, Financial Secretary of Ministry of Finance and Economic Management

Côte d’Ivoire	Adama Coulibaly, Minister of Economy and Finance	Nialé Kaba, Minister of Planning and Development

Croatia	Marko Primorac, Minister of Finance	Stipe Župan, State Secretary of the Ministry of Finance

Cyprus	Makis Keravnos, Ministry of Finance	Costas Constantinides, Economic Officer A’

Denmark	Lotte Machon, State Secretary for Development Policy	Sigurd Halling, Director of Department for Multilateral Cooperation & Policy

Ecuador	Simón Cueva, Minister of Economy and Finance	Bernardo Orellana, Vice Minister of Finance

Egypt	Mohamed Maait, Minister of Finance	Rania Al-Mashat, Minister of International Cooperation

Ethiopia	Ahmed Shide, Minister of Finance	Semereta Sewasew Aweke, State Minister of Finance for Economic Cooperation

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Fiji	Biman Chand Prasad, Deputy Prime Minister and Minister for Finance, Strategic Planning, National Development and Statistics	Shiri Krishna Gounder, Permanent Secretary for Ministry of Finance, Strategic Planning, National Development and Statistics

Finland	Annika Saarikko, Minister of Finance	Leena Mörttinen, Permanent Under-Secretary

France	Bruno Le Maire, Minister for Economy and Finance	Emmanuel Moulin, Director General of the Treasury

Georgia	Lasha Khutsishvili, Minister of Finance	Natela Turnava, Minister of Economy and Sustainable Development

Germany	Christian Lindner, Federal Minister of Finance	Carsten Pillath, State Secretary of the Federal Ministry of Finance

Ghana	Ken Ofori-Atta, Minister for Finance	Charles AbuBoahen, Deputy Minister for Finance

Greece	Christos Staikouras, Minister of Finance	Achilleas Tzimas, Head of EU Affairs and International Relations Directorate of the Ministry of Finance

Guinea	Moussa Cisse, Minister of Economy, Finance and Planning	Karamo Kaba, Governor of Central Bank

Hong Kong, China	Paul MP Chan, Financial Secretary	Christopher Hui, Secretary for Financial Services and the Treasury

Hungary	Márton Nagy, Minister for Economic Development of Hungary	Máté Lóga, Secretary of State for Economic Development and National Financial Services

Iceland	Bjarni Benediktsson, Minister of Finance and Economic Affairs	Guðmundur Árnason, Permanent Secretary, Ministry of Finance and Economic Affairs

India	Nirmala Sitharaman, Minister of Finance	Ajay Seth, Secretary (EA) of the Government of Republic of India

Indonesia	Sri Mulyani Indrawati, Minister of Finance	Suharso Monoarfa, Minister of National Development Planning

Iran	Seyed Ehsan Khandoozi, Minister of Economic Affairs and Finance	Ali Fekri, Vice Minister to the Ministry of Economic Affairs and Finance and President of the Organization for Investment, Economic and Technical Assistance of Iran

Iraq	Taif Sami Mohammed, Minister of Finance	Bareen Abdul Salam Kasem, Director General and Board Chairman of Iraqi Fund for External Development

Ireland	Michael McGrath, Minister of Finance	John Hogan, Secretary General of the Department of Finance

Israel	Bezalel Smotrich, Minister of Finance	Shira Greenberg, Chief Economist and Director of State Revenue, Research and International Affairs

Italy	Giancarlo Giorgetti, Minister of Economy and Finance	Francesca Utili, Head of International Financial Relations

Jordan	Zeina Toukan, Minister of Planning and International Cooperation	Marwan Al-Refai, Secretary General of the Ministry of Planning and International Cooperation

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Kazakhstan	Kuantyrov Alibek Sakenovich, Minister of National Economy	Baimishev Ruslan Nurashevich, Vice-Minister of Industry and Infrastructure Development

Korea, Republic of	Kyungho Choo, Deputy Prime Minister and Minister of Economy and Finance	Chang Yong Rhee, Governor of the Bank of Korea

Kyrgyz Republic	Baketaev Almaz Kushbekovich, Minister of Finance	Ruslan Tatikov, Deputy Minister of Economy and Finance

Lao PDR	Bounchom Ubonpaseuth, Minister of Finance	Bounleua Sinxayvoravong, Deputy Minister of Finance

Liberia	Samuel D. Tweah, Jr., Minister of Finance and Development Planning	Augustus J. Flomo, Deputy Minister for Economic Management at Ministry of Finance and Development Planning

Luxembourg	Yuriko Backes, Minister of Finance	Arsène Jacoby, Director of Multilateral Affairs, Development and Compliance Department

Madagascar	Rabarinirinarison Rindra Hasimbelo, Minister of Economics and Finances	Rajaofetra Andry Nirina, Director General of the Treasury

Malaysia	Anwar Ibrahim, Minister of Finance	Johan Mahmood Merican, Secretary General of Treasury

Maldives	Ibrahim Ameer, Minister of Finance	Mohamed Aslam, Minister of National Planning and Infrastructure

Malta	Edward Scicluna, Governor of the Central Bank of Malta	Clyde Caruana, Minister for Finance and Employment

Mongolia	Javkhlan Bold, Minister of Finance	Ganbat Jigjid, State Secretary of Ministry of Finance

Morocco	Nadia Fettah, Minister of Economy and Finance	Faouzia Zaâboul, Director of Treasury and External Finance of the Ministry of Economy and Finance

Myanmar	Soe Win, Union Minister for Planning and Finance	Maung Maung Win, Deputy Minister for Planning and Finance

Nepal	Prakash Sharan Mahat, Minister of Finance	Toyam Raya, Secretary for Ministry of Finance

Netherlands	Sigrid Kaag, Minister of Finance	Christiaan Rebergen, Treasurer General

New Zealand	Grant Robertson, Minister of Finance	Caralee McLiesh, Secretary and Chief Executive of the Treasury

Norway	Bjørg Sandkjær, State Secretary, Ministry of Foreign Affairs	Bjørn Brede Hansen, Director of Section for Multilateral Development Banks, Ministry of Foreign Affairs

Oman	Abdulsalam Al Murshidi, President of Oman Investment Authority	Thuriya Al Balushi, Manager of Economic Diversification Investments

Pakistan	Sardar Ayaz Sadiq, Federal Minister for Economic Affairs	Kazim Niaz, Secretary, Economic Affairs Division

Peru	Alex Alonso Contreras Miranda, Minister of Economy and Finance	Jose Carlos Chavez Cuentas, Vice Minister of Finance

Philippines	Benjamin E. Diokno, Finance Secretary	Mark Dennis Y.C. Joven, Undersecretary, Department of Finance

Poland	Magdalena Rzeczkowska, Minister of Finance	Marta Gajęcka Member of the Management Board of the National Bank of Poland

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Portugal	Fernando Medina, Minister of Finance	Bernardo Ivo Cruz, Secretary of State for Internationalization

Qatar	Ali bin Ahmed Al-Kuwari, Minister of Commerce and Industry and Acting Minister of Finance	Khalaf Ahmed Al Mannai, Undersecretary of the Ministry of Finance

Romania	Alin Marius Andries, State Secretary, Ministry of Finance	Boni Florinela Cucu, General Director, Ministry of Public Finance

Russia	Maksim Reshetnikov, Minister of Economic Development	Timur Maksimov, Deputy Minister of Finance

Rwanda	Uzziel Ndagijimana, Minister of Finance and Economic Planning	Richard Tusabe, Minister of State in charge of National Treasury

Samoa	Mulipola Anarosa Ale Molioo, Minister of Finance	Saoleititi Maeva Betham Vaai, Chief Executive Officer, Ministry of Finance

Saudi Arabia	Mohammed Al-Jadaan, Minister of Finance	Khalid Sulaiman Alkhudairy, Vice-Chairman and Managing Director

Serbia	Siniša Mali, Minister of Finance	Peda Sovilj, Adviser of the Prime Minister for Infrastructure

Singapore	Lawrence Wong, Minister for Finance	Tan Ching Yee, Permanent Secretary (Finance), Ministry of Finance

Spain	Nadia Calviño, Minister of Economy and Business	Gonzalo García Andrés, Secretary of State for Economy and Business

Sri Lanka	Ranil Wickremesinghe, Minister of Finance, Economic Stabilization and National Policies	K. M. Mahinda Siriwardana, Secretary to the Treasury

Sudan	Gibril Ibrahim Mohamed, Minister of Finance & Economic Planning	Mohamed Elfatih Zeinelabdin Mohamed, Governor of the Central Bank of Sudan

Sweden	Elisabeth Svantesson, Minister for Finance	Johanna Lybeck Lilja, State Secretary to the Minister for Finance

Switzerland	Guy Parmelin, Federal Councillor, Federal Department of Economic Affairs, Education and Research	Ignazio Cassis, Federal Councillor, Head of Federal Department of Foreign Affairs

Tajikistan	Qodirzoda Sadi Sanginmurod, Chairman of the State Committee on Investments and State Property Management	Ismoilzoda Khurshed Ismoil, Head of Department of Strategic Planning and Reforms of the Executive office of the President

Thailand	Arkhom Termpittayapaisith, Minister of Finance	Krisada Chinavicharana, Permanent Secretary of Finance

Timor-Leste	Rui Augusto Gomes, Minister of Finance	Antonio Freitas, Vice Minister of Finance

Tonga	Tiofilusi Tiueti, Minister for Finance and National Planning	Kilisitina Moala-Tuaimei’api, Chief Executive Officer, Ministry of Finance

Tunisia	Samir Saied, Minister of Economy and Planning	Mohamed Fadhel Hassayoun, Director General for African, Asian and American Cooperation

Türkiye	Nureddin Nebati, Minister of Treasury and Finance	Murat Zaman, Deputy Minister of Treasury and Finance

United Arab Emirates	Sultan Al Jaber, Minister of Industry and Advanced Technology	Mohammed Saif Al Suwaidi, Director General of Abu Dhabi Fund for Development

United Kingdom	Jeremy Hunt, Chancellor of the Exchequer	Lindsey Whyte, Director-General International Finance, His Majesty’s Treasury

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Uruguay	Azucena Arbeleche, Minister of Economic Affairs and Finance	Alejandro Irastorza, Undersecretary, Ministry of Economic Affairs and Finance

Uzbekistan	Laziz Kudratov, Minister of Investments, Industry and Trade	Sarvar Khamidov, Deputy Minister of Investments, Industry and Trade

Vanuatu	John Dahmasing Salong, Minister of Finance and Economic Management	Letlet August, Director General, Ministry of Finance and Economic Affairs

Viet Nam	Nguyen Thi Hong, Governor of the State Bank of Viet Nam	Pham Thanh Ha, Deputy Governor of the State Bank of Viet Nam

Board of Directors

The Board of Directors is responsible for the direction of the Bank’s general operations through the exercise of powers delegated to it by the Board of Governors, in addition to those expressly assigned to it by the Articles of Agreement. Matters before the Board of Directors are decided by a majority vote, except as otherwise provided in the Articles of Agreement.

In addition to any powers delegated by the Board of Governors, the Board of Directors shall (i) prepare the work of the Board of Governors, (ii) establish policies of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, take decisions on major operational and financial policies and on delegation of authority to the President under Bank policies, (iii) take decisions concerning operations of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, decide on the delegation of such authority to the President, (iv) supervise the management and operation of the Bank and establish an oversight mechanism for that purpose, (v) approve the strategy, annual plan and budget of the Bank, (vi) appoint committees and (vii) submit the annual audited accounts for approval of the Board of Governors.

The Board of Directors consists of 12 members who are not members of the Board of Governors. Nine are elected by the Governors representing regional members, and three are elected by the Governors representing non-regional members. Each Director is elected by the Governors of a constituency, which is a group of members with a minimum aggregate voting power. At the most recent election in June 2020, the minimum aggregate voting power was 5% for constituencies electing regional Directors and 8% for constituencies electing non-regional Directors. Although the Bank has no mandated single-member constituencies and constituencies may be formed through agreements among members themselves, at the June 2020 election of Directors, each of Russia, India and China had the voting power to elect one of the 12 members of the Board of Directors. Each Director appoints an Alternate Director (or two Alternate Directors in respect of those Directors casting votes for five or more members) who may participate in the meetings, but who only has the full power to act when the Director is not present. The Directors, who serve the Bank on a non-resident basis, hold office for two-year terms and may be re-elected. They also must be nationals of member jurisdictions and persons of high competence in economic and financial matters. The Articles of Agreement further specify that the nomination and voting by Governors for Directors and the appointment of Alternate Directors by Directors shall respect the principle that each founding member shall have the privilege to designate the Director or an Alternate Director in its constituency permanently or on a rotating basis.

The Board of Directors was composed of the following members as of February 28, 2023:

Name	Alternates	Constituency Members(1)
Abdulmuhsen S. Alkhalaf (Saudi Arabia)	Mohammed Abdullah Al Hashimi (Qatar) Adel Al Hosani (United Arab Emirates)	Bahrain Jordan Oman Qatar Saudi Arabia United Arab Emirates Vanuatu

Name	Alternates	Constituency Members(1)
Bengü Aytekin (Türkiye)	Nurussa’adah Muharram (Brunei Darussalam) Nasira Batool (Pakistan)	Azerbaijan Brunei Darussalam Georgia Kyrgyz Republic Pakistan Türkiye

Shreekrishna Nepal (Nepal)	Mohamed Iaad Hameed (Maldives) Sukmeena Bhasavanich (Thailand)	Bangladesh Malaysia Maldives Nepal Philippines Thailand

Pavel Snisorenko (Russia)	Hossein Kashiri (Iran)	Belarus Iran Kazakhstan Russia

Zhijun Cheng (China)	Bin Han (China)	China Hong Kong, China

Ahmed Kouchouk (Egypt)	Martin Tabi (Canada)	Algeria Argentina Benin Brazil Canada Chile Côte d’Ivoire Ecuador Egypt Ethiopia Guinea Liberia Madagascar Morocco Rwanda Sudan Tunisia Uruguay

David Osborne (Australia)	Ian Wong (Singapore)	Australia Cook Islands New Zealand Singapore Viet Nam

Stefan Denzler (Switzerland)	Mark Collins (United Kingdom) Styrkär Hendriksson (Iceland)	Denmark Hungary Iceland Norway Poland Romania Sweden Switzerland United Kingdom

Name	Alternates	Constituency Members(1)
Fabrizio Costa (Italy)	Camillo von Müller (Germany) Minna Aaltonen (Finland)	Austria Belgium Croatia Cyprus Finland France Germany Greece Ireland Italy Luxembourg Malta Netherlands Portugal Spain

Manisha Sinha (India)	Prasanna V. Salian (India)	India

R.M.P. Rathnayake (Sri Lanka)	Era Herisna (Indonesia) Phanomphone Keovongvichith (Lao PDR)	Cambodia Indonesia Lao PDR Sri Lanka Timor-Leste

Kyunghee Kim (Republic of Korea)	Asaf Shirman (Israel)	Fiji Israel Korea, Republic of Mongolia Samoa Tonga Uzbekistan

Note:

(1)	As of February 28, 2023, Afghanistan, Ghana, Myanmar and Tajikistan have not yet assigned their respective votes.

Biographical information for each Director is included below.

Mr. Abdulmuhsen S. Alkhalaf – Director

Mr. Alkhalaf has been a member of the Board of Directors since September 23, 2022. He currently holds the position of Assistant Minister of Finance for Macro Fiscal Policies and International Relations in Saudi Arabia and is the Sherpa for Saudi Arabia to the G20. Mr. Alkhalaf oversees Saudi Arabia’s memberships in international financial institutions, including the International Monetary Fund (“IMF”), the World Bank Group, the IsDB and the Arab Monetary Fund. Prior to his current position, Mr. Alkhalaf served as a member of the Board of Directors of the World Bank Group and was the chair of the Audit Committee of the World Bank Group (2020-2022).

Ms. Bengü Aytekin – Director

Ms. Aytekin has been a member of the Board of Directors since December 2022. She currently holds the position of Deputy Director General for Foreign Economic Relations, Turkish Ministry of Treasury and Finance and is responsible for maintaining Türkiye’s relations with the G-20, the IMF and multilateral development banks. Prior to her current position, Ms. Aytekin served as the Head of Department for Multilateral Development Banks at the Directorate General of Foreign Economic Relations, Turkish Ministry of Treasury and Finance (2014-2022).

Mr. Zhijun Cheng – Director

Mr. Cheng has been a member of the Board of Directors since March 2021. He currently holds the position of Deputy Director General of the Department of International Economic and Financial Cooperation, Ministry of Finance of China, and has been in this role since December 2020. In 2021, he was appointed Alternate Governor for China at the IFAD and Director for China at both AIIB and the NDB. Prior to his current position, he served as

Executive Director for China at the ADB and Deputy Director General of the Department of International Economic and Financial Cooperation at the Ministry of Finance of China from 2014 to 2017. In 2016, he also served as temporary Alternate Director for China at AIIB and Alternate Director for China at the NDB.

Mr. Fabrizio Costa – Director

Mr. Costa has been a member of the Board of Directors since July 2022, having previously served as Advisor and Alternate Director for his constituency. He currently holds the position of economic and financial counsellor of the Embassy of Italy to the People’s Republic of China, and has been in this role since 2017. Mr. Costa has held a number of managerial and high-ranking positions at the Ministry of Economy and Finance, Government of Italy, at the Regional Administration of the Marche region, and at the National Agency for Inward Investment and Economic Development (Invitalia). He has also served as a member of the boards of SACE-Italian export-credit agency, SIMEST SpA Committee, Imprenditoria Giovanile SpA, National Agency for Innovation, and Aristide Merloni Foundation, Svim SpA.

Mr. Stefan Denzler – Director

Mr. Denzler has been a member of the Board of Directors since July 2022. He currently serves as Deputy Head of the Multilateral Cooperation Division at the State Secretariat for Economic Affairs in the Swiss Federal Department of Economic Affairs, Education and Research. He also serves as Switzerland’s Board Member to the Green Climate Fund, a position he will hold until December 2023. Prior to his current position, Mr. Denzler served as Senior Advisor to the Swiss Executive Director at the World Bank Group (2013-2017). Since then, he has been responsible for Switzerland’s relations with AIIB, the ADB, the IDB and the Green Climate Fund.

Ms. Kyunghee Kim – Director

Ms. Kim has been a member of the Board of Directors since March 2022. She currently holds the position of Director General of the Development Finance Bureau at the Ministry of Economy and Finance of the Republic of Korea. Ms. Kim has significant public sector experience, having held various positions at the Ministry of Economy and Finance of the Republic of Korea. Her recent positions were Director General at the Budget Office and Director General at the Treasury Bureau. She also has experience in taxation, having served as Director at the Korea Tax and Customs Office.

Mr. Ahmed Kouchouk – Director

Mr. Kouchouk has been a member of the Board of Directors since July 2021. He currently serves as Vice Minister of Finance for Fiscal Policies and Institutional Reform in Egypt. In such capacity, Mr. Kouchouk oversees matters relating to Egypt’s macroeconomic policies and reforms. He also serves as a member of the Board of Directors of the Arab African International Bank, the National Training Academy of Egypt and the national airline of Egypt. Prior to his current position, he served as a member of the Board of Directors of the Central Bank of Egypt (2016-2018), as Senior Economist at the World Bank (2013-2016), as Economic Advisor to the Minister of Finance of Egypt and Director of the Macro Fiscal Unit (2012-2013), and as Executive Manager of the Macro Fiscal Policy Unit at the Ministry of Finance (2010-2012 and 2007-2008) of Egypt.

Mr. Shreekrishna Nepal – Director

Mr. Nepal has been a member of the Board of Directors since February 2023. He currently serves as Joint Secretary in the Ministry of Finance, Government of Nepal and heads the International Economic Cooperation Coordination Division. In this position, he oversees development cooperation, policy implementation, foreign aid mobilization, formulation of foreign aid strategies and budget formulation. He leads aid and financing agreement negotiations on behalf of the Government of Nepal and represents it in various multilateral development banks and global fora. Prior to his current position, Mr. Nepal served at the World Bank Group as an advisor to the Office of the Executive Director for the South East Asia Group.

Mr. David Osborne – Director

Mr. Osborne has been a member of the Board of Directors since July 2022. He currently serves as the Assistant Secretary in the International Economics and Security Division at the Australian Department of Treasury. Prior to his current position, Mr. Osborne served as the Lead Economist (Development) in the Australian Department of Foreign Affairs and Trade (2019-2022). Mr. Osborne has also previously held other senior economist positions in the public and private sectors.

Mr. R.M.P. Rathnayake – Director

Mr. Rathnayake has been a member of the Board of Directors since July 2022. He currently serves as a Special Grade officer of the Sri Lanka Planning Service and the Deputy Secretary to the General Treasury, Government of Sri Lanka. He is also a Director of the Securities and Exchange Commission of Sri Lanka and the Bank of Ceylon. Prior to his current position, Mr. Rathnayake served as the Chair of the National Savings Bank in Sri Lanka. Mr. Rathnayake has also served in various positions with the Sri Lankan General Treasury, including with the Department of National Planning and Department of External Resources, and has served as director for various national institutions, including the People’s Bank, Civil Aviation Authority and Academy of Financial Studies (Guarantee) Ltd.

Ms. Manisha Sinha – Director

Ms. Sinha has been a member of the Board of Directors since July 1, 2022. She currently holds the position of Additional Secretary in the Department of Economic Affairs in the Ministry of Finance, Government of India. In this capacity, Ms. Sinha has been entrusted with the responsibilities for India’s relations with eight MDBs, including AIIB, and for Currency and Coinage Management of India, Cryptocurrency sector, and the Administration of the Department of Economic Affairs. She also represents India at the NDB and is an Executive Board Director of the IFAD. Prior to her current position, Ms. Sinha served in a variety of government capacities, including as Joint Secretary, Department of Economic Affairs in the Ministry of Finance, Government of India.

Mr. Pavel Snisorenko – Director

Mr. Snisorenko has been a member of the Board of Directors since July 2021. He currently serves as the Head of the Department for International Financial Relations at the Ministry of Finance of the Russian Federation. He serves also as a member of the Board of Directors of the International Investment Bank, as Deputy Director of the Board of Directors of NDB, and as Chair of the Expert Council at the Eurasian Fund for Stabilization and Development. Prior to his current position, Mr. Snisorenko served as Director of the Department for Analytical Support of Foreign Economic Activity at the Ministry of Economic Development of the Russian Federation (2019-2020). Mr. Snisorenko has also served at the Executive Boards of the World Bank and the IMF (2013-2019) and has held various positions at the Central Bank of Russia (2005-2013).

Board Committees

Audit and Risk Committee

The role of the Audit and Risk Committee is to (i) review the Bank’s financial statements and accounting, auditing and financial reporting practices, procedures and issues, (ii) review the selection procedures for and the qualification and performance of the external auditors and review the reports from the external auditors and ensure appropriate action be taken in respect of major improvement areas identified, (iii) review the scope of work and internal audit plan and the effectiveness of the internal audit function, (iv) review the effectiveness of internal control systems, (v) review the Bank’s financial and risk-related policies, including the Bank’s Financial and Risk Management Framework and RAS and (vi) receive reports on violations of the Bank’s Policy on Prohibited Practices from the Managing Director of the Bank’s Complaints-resolution, Evaluation and Integrity Unit.

The Audit and Risk Committee is composed of at least three and up to four Directors and two external members (appointed by the President in consultation with the Board of Directors). The current members of this committee are Ai Peng Cheng (external member), Zhijun Cheng, Fabrizio Costa (chair), Ahmed Kouchouk, R.M.P. Rathnayake (vice chair) and Elisabeth Stheeman (external member).

Budget and Human Resources Committee

The role of the Budget and Human Resources Committee (the “BHR Committee”) is to (i) review the proposed annual administrative budget, taking into account the Bank’s annual business plan, and review the quarterly budget execution update and report thereon to the Board of Directors, (ii) review and assess the implementation of staffing strategies, compensation and benefits policies and related issues periodically and make recommendations to the Board of Directors as appropriate, (iii) review the human resources update report semi-annually, (iv) undertake the functions required of it pursuant to the Code of Conduct for Board Officials (the “Code of Conduct”), including considering matters relating to the implementation, interpretation and application of the Code of Conduct and requests for guidance concerning conflicts of interest, annual financial disclosures or other ethical aspects of conduct, as well as allegations of misconduct under the Code of Conduct, (v) receive summaries of any administrative review decision issued under Staff Rule 8.01 (relating to staff employment administrative review procedures), (vi) consider any other aspects of the annual administrative budget and the Bank’s human resources as the Board of Directors may request and report thereon to the Board of Directors and (vii) receive briefings on significant actions proposed by the President under the Bank’s Policy on Compensation and Benefits, prior to implementation of the proposed actions.

The BHR Committee is composed of at least four and up to six Directors. The current members of this committee are Bengü Aytekin, Zhijun Cheng (chair), Fabrizio Costa, Stefan Denzler and Manisha Sinha.

Policy and Strategy Committee

The role of the Policy and Strategy Committee (the “P&S Committee”) is to (i) review the Bank’s operational policies (other than financial and risk-related policies), including but not limited to environmental, social and procurement policies, and report thereon to the Board of Directors, (ii) advise on the development of the Bank’s strategies and report thereon to the Board of Directors, (iii) review the proposed annual business plan, taking into account the annual administrative budget, and report thereon to the Board of Directors, (iv) undertake any other activities consistent with its terms of reference as the Board of Directors may request and report thereon to the Board of Directors and (v) receive updates on the findings of project evaluations, and requests filed by project-affected people under the PPM, as part of the Bank’s oversight mechanism.

The P&S Committee is composed of at least four and up to six Directors. The current members of this committee are Abdulmuhsen S. Alkhalaf, Stefan Denzler, Kyunghee Kim (vice chair), David Osborne (chair), Manisha Sinha and Pavel Snisorenko.

Senior Management

The President, who serves as the legal representative of the Bank, is elected by a Super Majority Vote. The President must be a national of a regional member jurisdiction and may not be a Governor, a Director or an alternate for either. The term of office of the President is five years with the possibility of one additional term. The term of the current President, Mr. Jin Liqun, his second term, is currently scheduled to expire in 2026. The President is the Chairman of the Board of Directors, but has no vote other than a tie-breaking vote. The President may also participate in the meeting of the Board of Governors, but has no vote. The President is supported by a team of senior management. The team currently includes five Vice Presidents who are responsible for Policy and Strategy, Investment Operations, Administration and the Corporate Secretariat. Vice Presidents are appointed by the Board of Directors upon the recommendation of the President. Senior management also includes the Chief Financial Officer, the Chief Risk Officer, the Chief Economist and the General Counsel.

The President has the authority to establish management committees. Such committees perform a variety of functions, and currently include the following: (i) the Executive Committee, (ii) the Investment Committee, (iii) the Special Fund Committee, (iv) the Human Resources Review Committee, (v) the Risk Committee, (vi) the Corporate Procurement Committee, (vii) the Asset and Liability Management Committee, (viii) the Project Screening Committee and (ix) the Strategic Information Technology Committee.

The President, officers and staff of the Bank, in the discharge of their offices, are responsible solely to the Bank and may not recognize any other authority. The members are obligated to respect the international character of this obligation. Moreover, the Bank, its President, officers and staff may not interfere in the political affairs of any members nor be influenced in their decisions by the political character of any member. Senior management is currently composed of the following individuals:

Name	Title
Mr. Jin Liqun	President
Dr. Ludger Schuknecht	Vice President and Corporate Secretary
Mr. Konstantin Limitovskiy	Vice President, Investment Operations (Region 2)
Dr. Urjit Patel	Vice President, Investment Operations (Region 1)
Sir Danny Alexander	Vice President, Policy and Strategy
Mr. Luky Eko Wuryanto	Vice President and Chief Administration Officer
Mr. Andrew Cross	Chief Financial Officer
Mr. Antoine Castel	Chief Risk Officer
Dr. Erik Berglof	Chief Economist
Mr. Alberto Ninio	General Counsel

Biographical information for each member of senior management is included below.

Mr. Jin Liqun – President

Mr. Jin Liqun is the inaugural President and Chairman of the Board of Directors. On July 28, 2020, he was elected to serve a second term of five years, beginning on January 16, 2021. Before being elected as the Bank’s first president, Mr. Jin served as Secretary-General of the Multilateral Interim Secretariat tasked with establishing the Bank. Mr. Jin has significant experience across the private and public sectors, as well as with MDBs. He served as Chairman of China International Capital Corporation Limited, China’s first joint-venture investment bank, as Chairman of the Supervisory Board of China Investment Corporation and as Chairman of the International Forum of Sovereign Wealth Funds. Mr. Jin previously served as Vice President, and then Ranking Vice President, of ADB and as Alternate Executive Director for China at the World Bank and at the Global Environment Facility. He spent nearly two decades at the Chinese Ministry of Finance, reaching the rank of Vice Minister. Mr. Jin is a national of China.

Dr. Ludger Schuknecht – Vice President and Corporate Secretary

Dr. Ludger Schuknecht is responsible for the Bank’s relations with its members, the Board of Governors, the Board of Directors and other aspects of governance, including the admission of new members. Prior to this, among other roles, Dr. Schuknecht was Deputy Secretary-General at the OECD and Chief Economist and Director General at the Federal Ministry of Finance of Germany. He has extensive experience working with international financial institutions, including the IMF and the World Trade Organization. Dr. Schuknecht is a national of Germany.

Mr. Konstantin Limitovskiy – Vice President, Investment Operations (Region 2)

Mr. Konstantin Limitovskiy is Vice President, Investment Operations; he oversees both sovereign and non-sovereign investments in East and Central Asia, Middle East and North Africa and Americas. Prior to this, he was Senior Advisor to the President and led the Client Relations and Programming function. He joined AIIB in 2018 from the Eurasian Development Bank, where he was Deputy Chairman responsible for operations in infrastructure. Prior to that, among other roles, Mr. Limitovskiy managed international project and structured finance at VTB Group, Gazprombank and Alfa Bank in Russia and led activities in infrastructure finance at the Black Sea Trade and Development Bank, an MDB headquartered in Greece. Mr. Limitovskiy is a national of the Russian Federation.

Dr. Urjit Patel – Vice President, Investment Operations (Region 1)

Dr. Urjit Patel joined AIIB as Vice President, Investment Operations in February 2022. He is in charge of overseeing all sovereign and non-sovereign lending in South Asia and South East Asia and is responsible for the end-to-end management of the Bank’s project pipeline in these regions, from identification to implementation. Before joining AIIB, Dr. Patel served as the Governor and Deputy Governor of the Reserve Bank of India after an extensive career in the infrastructure and energy sectors. Dr. Patel is a national of India.

Sir Danny Alexander – Vice President, Policy and Strategy

Sir Danny Alexander drives the strategic direction for the Bank, including its sectoral and country priorities, its investment strategy and programming, its economic analysis and research and its operating budget. He oversees the Bank’s environmental and social policies, other operational policies and their implementation. He previously served as the Bank’s Vice President and Corporate Secretary since joining AIIB in February 2016. As Chief Secretary to the Treasury, Sir Danny was one of the leaders of the United Kingdom coalition government between 2010 and 2015. He was knighted in 2015 and is a national of the United Kingdom.

Mr. Luky Eko Wuryanto – Vice President and Chief Administration Officer

Mr. Luky Eko Wuryanto is responsible for overseeing human resources, information technology and facilities and administration services. Prior to this role, he served in senior positions in the Indonesian government for more than 20 years, most recently as the Deputy Coordinating Minister for Infrastructure Acceleration and Regional Development, Coordinating Ministry for Economic Affairs. Mr. Wuryanto is a national of Indonesia.

Mr. Andrew Cross – Chief Financial Officer

Mr. Andrew Cross leads AIIB’s controller and treasury functions, and the development of new financial products and services. He joined the Bank in May 2019 as the Assistant Chief Financial Officer, in which role he supported the Chief Financial Officer in ensuring sustainable financial strength and steady growth in financial resources, as well as safeguarding excellent credit ratings in support of the Bank’s overall mission. Prior to joining the Bank, Mr. Cross served at the IFC for a number of years, first as Principal Financial Officer and then as Deputy Treasurer, providing leadership and oversight for IFC treasury hub operations in London and Singapore. Before that, he was an investment banker at Merrill Lynch International, working in a variety of countries. Mr. Cross is a national of New Zealand.

Mr. Antoine Castel – Chief Risk Officer

Mr. Antoine Castel leads the risk management function and is responsible for the stability and financial continuity of AIIB. Prior to joining AIIB, Mr. Castel served in various financial markets management positions at Société Générale S.A., including as Country Head in India (2018 to the end of 2020) and as Deputy Chief Executive Officer in China (2017). In his most recent role, he was Country Head of Société Générale in India, particularly active in aligning its credit portfolio and raising its renewable structured financing platform, as well as leading the sound development of its footprint in financial markets. He also has extensive other commercial and investing banking experience across Asia, Africa and Europe. Mr. Castel is a national of France.

Dr. Erik Berglof – Chief Economist

Dr. Erik Berglof sets the strategy for AIIB’s Economics Department and leads the planning, implementation and supervision of its work plan in support of the Bank’s mandate. Prior to joining AIIB in September 2020, he was Director of the Institute of Global Affairs at the London School of Economics, and Chief Economist of the EBRD (2006-2015), where he was part of creating and co-leading the Vienna Initiative, a European crisis response team credited with mitigating the impact of the 2008 Global Financial Crisis. He has extensive experience in transition economics and institutional transformation through private sector development. Dr. Berglof is a national of Sweden.

Mr. Alberto Ninio – General Counsel

Mr. Alberto Ninio is responsible for the legal aspects of the Bank’s work. Prior to his appointment as General Counsel of the Bank in January 2021, he was Director General of the Operational Services Department of the Bank and led the operational support teams in the areas of environment, social, procurement and financial management. Prior to joining AIIB in March 2020, Mr. Ninio served in a variety of senior roles both at the World Bank, where he left as its Deputy General Counsel for Operations, and, more recently, at Vale S.A., a major multinational mining and logistics corporation based in Brazil, where he served as its Global Sustainability Director. He has over 30 years of experience in the international development, environmental law and corporate responsibility fields. Mr. Ninio is a national of Brazil.

International Advisory Panel

The International Advisory Panel (the “IAP”) provides management with support on the Bank’s strategies and policies as well as on general operational issues. Members of the IAP, who are appointed to two-year terms, bring years of experience and a wide range of professional expertise in both the public and private sectors. The IAP meets in tandem with the annual meeting of the Board of Governors or as requested by the President. The IAP is currently composed of the following members:

Name	Biographical information
Prof. Iwan Aziz	Adjunct Professor, Cornell University
Mr. Andrey Bugrov	Member of the Board and Senior Vice President for Sustainable Development, MMC Norilsk Nickel; Former Principal Resident Representative of Russia and Executive Director at the World Bank
Mr. Jose Isidro N. Camacho	Former Secretary of Finance and former Secretary of Energy of the Philippines
Prof. Ha-Joon Chang	Professor, University of Cambridge
Dr. Omobola Johnson	Senior Partner, TLcom Capital LLP; Former Minister of Communication Technology of Nigeria
Mr. Takatoshi Kato	Former Deputy Managing Director, IMF; former Executive Director for Japan, ADB
Dr. Mari Kiviniemi	Managing Director of the Finnish Commerce Federation; Former Prime Minister of Finland
Ms. Rachel Kyte	Dean of the Fletcher School at Tufts University; Former CEO of Sustainable Energy for All
Mr. CY Leung	Vice Chairman of the National Committee of the Chinese People’s Political Consultative Conference; Former Chief Executive of Hong Kong, China
Mr. Scott Morris	Senior Fellow at the Center for Global Development; former Deputy Assistant Secretary, U.S. Treasury Department
Dame Meg Taylor	Secretary General to the Pacific Islands Forum; former Vice President, IFC
Prof. Ngaire Woods	Inaugural Dean of the Blavatnik School of Government and Professor of Global Economic Governance

Employees

As of December 31, 2022, the Bank had a total of 454 professional staff, who were from 62 jurisdictions (69% regional and 31% non-regional).

SELECTED DEMOGRAPHIC AND ECONOMIC DATA

Certain of the following information has been extracted from publicly available sources. The Bank has not independently verified this information.

The following table presents selected demographic and economic data for members of the Bank that, as of February 28, 2023, have more than 3% voting power or in which the Bank has approved financings (excluding multi-country financings):

	Population (in millions)(1)				GDP (US$ in millions)(1)				GDP per capita (US$)(1)				Total reserves (excluding gold) (US$ in millions)(1)(2)				Total external debt (US$ in millions)(1)(3)				Consumer price index growth (annual% change)(1)
	2021		2020		2021		2020		2021		2020		2021		2020		2021		2020		2021		2020
Australia	25.7		25.7		1,552,667.4		1,326,901.1		60,443.1		51,720.4		53,789.6		39,152.0		2,145,235.0	(4)(5)	2,169,591.0	(4)(5)	2.9		0.8
Azerbaijan	10.1		10.1		54,622.2		42,693.0		5,388.0		4,229.9		8,307.2		7,633.6		14,644.7		15,811.8		6.7		2.8
Bangladesh	169.4		167.4		416,264.9		373,902.1		2,457.9		2,233.3		45,348.0		42,322.4		91,429.3		73,507.2		5.5		5.7
Brazil	214.3		213.2		1,608,981.5		1,448,560.0		7,507.2		6,794.5		354,623.1		351,518.5		606,484.6		549,263.2		8.3		3.2
Cambodia	16.6		16.4		26,961.1		25,872.8		1,625.2		1,577.9		17,317.6		18,563.8		20,020.4		17,568.7		2.9		2.9
China	1,412.4		1,411.1		17,734,062.6		14,687,673.9		12,556.3		10,408.7		3,313,920.3		3,238,782.4		2,702,504.7		2,326,751.3		1.0		2.4
Cook Islands	0.02	(4)	0.02	(4)	314.6	(4)	283.4	(4)	17,575.5	(4)	15,832.1	(4)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)	3.1	(4)	1.0	(4)
Côte d’Ivoire	27.5		26.8		70,043.2		61,348.6		2,549.0		2,288.1		N/A	(6)	N/A	(6)	29,752.4		25,107.0		4.1		2.4
Ecuador	17.8		17.6		106,165.9		99,291.1		5,965.1		5,645.2		6,082.6		5,235.6		58,259.4		56,332.1		0.1		-0.3
Egypt	109.3		107.5		404,142.8		365,252.7		3,698.8		3,398.8		35,089.8		34,094.9		143,245.8		129,791.8		5.2		5.0
Fiji	0.9		0.9		4,296.3		4,477.0		4,646.6		4,864.1		1,516.0		1,079.9		2,028.4		1,518.6		0.2		-2.6
France	67.7		67.6		2,957,879.8		2,639,008.7		43,659.0		39,055.3		101,702.8		76,114.1		N/A	(6)	N/A	(6)	1.6		0.5
Georgia	3.7		3.7		18,629.4		15,842.9		5,023.3		4,255.7		4,270.9		3,913.3		22,053.3		20,089.0		9.6		5.2
Germany	83.2		83.2		4,259,934.9		3,889,668.9		51,203.6		46,772.8		99,169.1		63,969.3		N/A	(6)	N/A	(6)	3.1		0.5
Hungary	9.7		9.8		181,848.0		157,182.0		18,728.1		16,121.0		37,953.9		39,433.7		N/A	(6)	N/A	(6)	5.1		3.3
India	1,407.6		1,396.4		3,176,295.1		2,667,688.0		2,256.6		1,910.4		594,356.5		549,086.9		612,865.9		565,052.7		5.1		6.6
Indonesia	273.8		271.9		1,186,093.0		1,058,688.9		4,332.7		3,894.3		140,310.2		131,139.0		416,470.7		417,046.2		1.6		1.9
Jordan	11.1		10.9		45,744.3		44,182.3		4,103.3		4,042.8		N/A	(6)	N/A	(6)	41,820.6		38,017.2		1.3		0.3
Kazakhstan	19.0		18.8		197,112.3		171,082.4		10,373.8		9,121.6		10,831.7		12,056.1		159,754.7		161,488.5		8.0	(4)	6.8	(4)
Korea	51.7		51.8		1,810,955.9		1,644,312.8		34,997.8		31,721.3		457,169.4		437,112.6		632,393.6	(4)(5)	550,628.2	(4) (5)	2.5		0.5
Kyrgyz Republic	6.7		6.6		8,543.4		7,780.9		1,276.7		1,182.5		2,386.1		1,791.8		9,064.3		8,677.7		11.9		6.3
Lao PDR	7.4		7.3		18,827.1		18,981.8		2,535.6		2,593.4		1,475.8		1,392.6		17,187.9		17,431.2		3.8		5.1
Maldives	0.5		0.5		5,405.6		3,746.3		10,366.3		7,282.4		805.8		984.9		3,846.8		3,454.0		0.5		-1.4

	Population (in millions)(1)		GDP (US$ in millions)(1)		GDP per capita (US$)(1)		Total reserves (excluding gold) (US$ in millions)(1)(2)			Total external debt (US$ in millions)(1)(3)				Consumer price index growth (annual% change)(1)
	2021	2020	2021	2020	2021	2020	2021		2020	2021		2020		2021		2020
Mongolia	3.3	3.3	15,286.4	13,313.0	4,566.1	4,041.2	3,814.1		4,049.3	33,940.3		32,359.6		7.4		3.8
Myanmar	53.8	53.4	65,091.8	78,930.3	1,209.9	1,477.5	N/A	(6)	7,228.1	13,927.2		13,408.1		N/A	(6)	3.8	(4)
Nepal	30.0	29.3	36,288.8	33,433.7	1,208.2	1,139.2	9,193.6		11,076.7	8,856.0		7,906.2		4.1		5.1
Oman	4.5	4.5	88,192.0	75,909.4	19,509.5	16,707.6	19,729.7		15,006.1	N/A	(6)	N/A	(6)	1.5		-0.9
Pakistan	231.4	227.2	348,262.5	300,425.7	1,505.0	1,322.3	19,028.4		14,591.7	130,433.1		115,695.3		9.5		9.7
Philippines	113.9	112.2	394,086.4	361,751.1	3,460.5	3,224.4	99,461.7		98,512.1	106,428.0		98,493.7		3.9		2.4
Russia	143.4	144.1	1,778,782.6	1,489,362.5	12,194.8	10,169.1	497,554.4		457,017.6	481,418.1		460,933.9		6.7		3.4
Rwanda	13.5	13.1	11,070.4	10,184.3	822.3	774.7	1,895.0		1,806.1	8,993.9		8,193.6		-0.4		9.9
Singapore	5.5	5.7	396,986.9	345,295.9	72,794.0	60,729.5	416,101.1		362,088.2	N/A	(6)	N/A	(6)	2.3		-0.2
Sri Lanka	22.2	21.9	88,927.3	85,349.1	4,013.7	3,893.8	2,962.5		5,256.7	56,592.1		56,299.5		7.0		6.2
Tajikistan	9.8	9.5	8,746.3	8,134.0	897.0	852.3	2,382.7		1,394.6	7,046.3		6,953.1		8.0	(4)	9.4	(4)
Türkiye	84.8	84.1	819,035.2	720,289.4	9,661.2	8,561.1	71,046.3		49,958.3	435,450.9		441,150.3		19.6		12.3
Uzbekistan	34.9	34.2	69,238.9	59,894.3	1,983.1	1,749.7	14,189.5		14,687.3	38,995.3		32,342.8		10.8		12.9
Viet Nam	97.5	96.6	366,137.6	346,615.8	3,756.5	3,586.3	109,371.4		94,833.6	136,213.2		125,065.0		1.8		3.2

Notes:

(1)	Except as otherwise noted, this information is extracted from the World Bank’s World Development Indicators (the “WDI”), as last accessed on March 8, 2023.
(2)	The WDI defines total reserves (excluding gold) as special drawing rights, reserves of IMF members held by the IMF and holdings of foreign exchange under the control of monetary authorities.
(3)	The WDI defines total external debt as debt owed to nonresidents repayable in currency, goods or services.
(4)	This information is extracted from the Asian Development Bank: Key Indicators Online (the “KIDB”), as last accessed on March 8, 2023.
(5)	The KIDB defines external indebtedness as total debt outstanding and disbursed.
(6)	Indicates that the relevant figure is not available in the WDI or KIDB, as last accessed on March 8, 2023.